                                                                    EXHIBIT 2.3


                         AGREEMENT AND PLAN OF MERGER

                                By and Between

                      AMERICAN TOWER SYSTEMS CORPORATION

                                      and

                          AMERICAN TOWER CORPORATION

                                  Dated as of

                               DECEMBER 12, 1997

                               TABLE OF CONTENTS
                                                                                                               Page
ARTICLE 1

         DEFINED TERMS............................................................................................1

ARTICLE 2

         THE MERGER...............................................................................................2
                  2.1      The Merger.............................................................................2
                  2.2      Closing................................................................................2
                  2.3      Effective Time.........................................................................2
                  2.4      Effect of the Merger...................................................................2
                  2.5      Certificate of Incorporation...........................................................2
                  2.6      Bylaws.................................................................................2
                  2.7      Directors and Officers.................................................................2

ARTICLE 3

         CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES...........................................................3
                  3.1      Conversion of Capital Stock............................................................3
                  3.2      Surrender of Certificates; Payment of Merger Consideration and
                           Preferred Stock Merger Consideration...................................................4
                  3.3      Stock Transfer Books...................................................................4
                  3.4      Dissenting Shares......................................................................5

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF ATC ...................................................................5
                  4.1      Organization and Business; Power and Authority; Effect of Transaction..................5
                  4.2      Financial and Other Information.  .....................................................7
                  4.3      Material Statements and Omissions; Absence of Events...................................7
                  4.4      Title to Properties; Leases............................................................8
                  4.5      Compliance with Private Authorizations.................................................9
                  4.6      Compliance with Governmental Authorizations and Applicable Law.........................9
                  4.7      Intangible Assets......................................................................9
                  4.8      Related Transactions..................................................................10
                  4.9      Insurance.............................................................................10
                  4.10     Tax Matters.  ........................................................................10
                  4.11     Employee Retirement Income Security Act of 1974.......................................10
                  4.12     Absence of Sensitive Payments.........................................................12
                  4.13     Bank Accounts, Etc....................................................................12
                  4.14     Employment Arrangements...............................................................13
                  4.15     Material Agreements...................................................................13
                  4.16     Ordinary Course of Business...........................................................13
                  4.17     Material and Adverse Restrictions.....................................................14
                  4.18     Broker or Finder......................................................................15
                  4.19     Solvency..............................................................................15
                  4.20     Environmental Matters.................................................................15
                  4.21     Capital Stock.........................................................................16

                  4.22     State Takeover Statutes...............................................................16

ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF ATS...................................................................16
                  5.1      Organization and Business; Power and Authority; Effect of Transaction.................16
                  5.2      Financial and Other Information.  ....................................................18
                  5.3      Material Statements and Omissions; Absence of Events..................................18
                  5.4      Title to Properties; Leases...........................................................18
                  5.5      Compliance with Private Authorizations................................................19
                  5.6      Compliance with Governmental Authorizations and Applicable Law........................20
                  5.7      Intangible Assets.....................................................................20
                  5.8      Related Transactions..................................................................20
                  5.9      Insurance.............................................................................21
                  5.10     Tax Matters.  ........................................................................21
                  5.11     Employee Retirement Income Security Act of 1974.......................................21
                  5.12     Absence of Sensitive Payments.........................................................23
                  5.13     Employment Arrangements...............................................................24
                  5.14     Material Agreements...................................................................24
                  5.15     Ordinary Course of Business...........................................................24
                  5.16     Material and Adverse Restrictions.....................................................25
                  5.17     Broker or Finder......................................................................26
                  5.18     Solvency..............................................................................26
                  5.19     Environmental Matters.................................................................26
                  5.20     Capital Stock.........................................................................27
                  5.21     State Takeover Statutes...............................................................27
                  5.22     ATS Private Placement.................................................................27
                  5.23     ARS Organization and Business; Power and Authority; Effect of Transaction.............27

ARTICLE 6

         COVENANTS...............................................................................................29
                  6.1      Access to Information; Confidentiality................................................29
                  6.2      Agreement to Cooperate.  .............................................................30
                  6.3      Public Announcements..................................................................31
                  6.4      Notification of Certain Matters.......................................................31
                  6.5      No Solicitation.......................................................................31
                  6.6      Conduct of Business by ATS Pending the Merger.........................................32
                  6.7      Conduct of Business by ATC Pending the Merger.........................................34
                  6.8      Directors', Officers' and Employees' Indemnification and Insurance....................36
                  6.9      ATC Employees and Benefit Plans.......................................................37
                  6.10     ATC Stock Options.....................................................................38
                  6.11     ATS Voting Agreement.  ...............................................................39
                  6.13     Registration Statement and Proxy/Information Statement.  .............................39
                  6.14     Listing of ATS Class A Common Stock...................................................40
                  6.15     Solicitation of Employees.............................................................40
                  6.16     Additional Tax Matters................................................................40
                  6.17     ATS Registration Rights Agreement.....................................................41
                  6.18     Charter Amendment.....................................................................41

                  6.19     Conversion of Class B Common Stock....................................................41
                  6.20     ATS Separation Agreement..............................................................41
                  6.21     CBS Merger or Tower Distribution Related Actions......................................41
                  6.22     Efforts Regarding Pending Transactions................................................41
                  6.23     Certain Closing Certificates..........................................................41
                  6.25     Issue of ATS Class B Common Stock.....................................................42
                  6.26     Election of ATS Directors.............................................................42

ARTICLE 7

         CLOSING CONDITIONS......................................................................................42
                  7.1      Conditions to Obligations of Each Party...............................................42
                  7.2      Conditions to Obligations of ATS......................................................43
                  7.3      Conditions to Obligations of ATC.  ...................................................44

ARTICLE 8

         TERMINATION, AMENDMENT AND WAIVER.......................................................................45
                  8.1      Termination...........................................................................45
                  8.2      Effect of Termination.................................................................46

ARTICLE 9

         GENERAL PROVISIONS......................................................................................47
                  9.1      Waivers; Amendments...................................................................47
                  9.2      Fees, Expenses and Other Payments.....................................................47
                  9.3      Notices...............................................................................47
                  9.4      Specific Performance; Other Rights and Remedies.......................................48
                  9.5      Severability..........................................................................48
                  9.6      Counterparts..........................................................................49
                  9.7      Section Headings......................................................................49
                  9.8      Governing Law.........................................................................49
                  9.9      Further Acts..........................................................................49
                  9.10     Entire Agreement......................................................................49
                  9.11     Assignment............................................................................50
                  9.12     Parties in Interest...................................................................50
                  9.13     Non-Survival of Representations, Warranties, Covenants and Agreements.................50

APPENDIX A:                Definitions

EXHIBITS:

         EXHIBIT A:        Certificate of Merger (Section 2.3).
         EXHIBIT B-1:      Existing ATS Restated Certificate of Incorporation
                                    (Section 2.5).
         EXHIBIT B-2       Principles on which to restate Existing ATS Restated
                           Certificate of Incorporation
                                    (Section 2.5).
         EXHIBIT C:        ATS Voting Agreement (Section 6.11).
         EXHIBIT D:        ATS Registration Rights Agreement (Section 6.17)

         EXHIBIT E:        ATC Affiliate Agreement (Section 6.24).
         EXHIBIT F:        Opinion of Vinson & Elkins LLP (Section 7.2(a)).
         EXHIBIT G:        Tax Certificate of ATC and the ATC stockholders
                                   (Section 7.2(d)).
         EXHIBIT H:        Opinion of Sullivan & Worcester LLP (Section 7.3(a)).
         EXHIBIT I:        Tax Certificate of ATS (Section 7.3(f)).

                         AGREEMENT AND PLAN OF MERGER


          Agreement and Plan of Merger, dated as of December 12, 1997, by and among American Tower Systems Corporation, a Delaware corporation ("ATS"), and American Tower Corporation, a Delaware corporation ("ATC").

                             W I T N E S S E T H:

          WHEREAS, the Boards of Directors of ATC and ATS have determined that the merger (the "Merger") of ATC into ATS on the terms and conditions set forth in this Agreement and Plan of Merger (this "Agreement") is consistent with and in furtherance of the long-term business strategy of each, and is fair to, and in the best interests of, ATS, ATC and the stockholders of each; and

          WHEREAS, this Agreement provides that ATC shall be merged with and into ATS, and ATS shall be the surviving corporation; and

          WHEREAS, the Boards of Directors of ATC and ATS have approved and adopted this Agreement and have directed that this Agreement be submitted to the stockholders of ATC and ATS, respectively, for their adoption and approval; and

          WHEREAS, the Board of Directors of American Radio Systems Corporation, a Delaware corporation ("ARS"), has approved and adopted this Agreement and approved the Merger on behalf of ARS as the sole stockholder of ATS;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:


                                   ARTICLE 1

                                 DEFINED TERMS

          As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the ATC Disclosure Schedule, the ATS Disclosure Schedule and each Collateral Document executed pursuant hereto or thereto or otherwise delivered pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof.

                                   ARTICLE 2

                                  THE MERGER

          2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL"), ATC shall be merged with and into ATS. As a result of the Merger, the separate corporate existence of ATC shall cease and ATS shall continue as the surviving corporation in the Merger (sometimes referred to, as such, as the "Surviving Corporation").

          2.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place, at 10:00 a.m., on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, on the date on which the Tower Distribution occurs (whether by reason of the CBS Merger or otherwise), unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."

          2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached hereto as Exhibit A and made a part hereof (the "Certificate of Merger") and any related filings required under the DCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such documents are duly filed as aforesaid, or at such later time as is specified in such documents (the "Effective Time").

          2.4 Effect of the Merger. The Merger shall have the effects provided for under the DCL.

          2.5 Certificate of Incorporation. Subject to the consummation of the Merger, ATS shall file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit B-1 and made a part hereof (the "ATS Existing Restated Certificate"), as amended to incorporate the principles set forth on Exhibit B-2 and made a part hereof, which principles will be incorporated in an Amended and Restated Certificate of Incorporation of ATS (the "ATS Restated Certificate") and which principles will control over any provision in the Existing ATS Restated Certificate, which shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

          2.6  Bylaws. The bylaws of ATS in the form included as part of Section
2.5 of the ATS Disclosure Schedule modified to reflect the change of ATS' name to "American Tower Corporation" shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law and the Organic Documents of ATS.

          2.7 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified, or upon their earlier resignation or removal, in accordance with Applicable Law and the Organic Documents of ATS, (a) the directors of ATS at the Effective Time shall be the directors of the Surviving Corporation and Fred. R. Lummis and Randall Mays, and
(b) the officers of ATS at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

          3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of ATS or ATC or their respective stockholders:

                    (a) Each share of Common Stock, par value $.01 per share, of ATS (the "ATS Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding.

                    (b) Each share (each, an "ATC Share" and collectively the "ATC Shares") of Class A Common Stock, par value $.01 per share, of ATC and Class B Common Stock, par value $.01 per share, of ATC (collectively for both such classes, the "ATC Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares (the "Merger Consideration") of Class A Common Stock, par value $.01 per share, of ATS (the "ATS Class A Common Stock") obtained by dividing the Aggregate Merger Shares by the number of shares of ATC Common Stock determined on a Fully-Diluted Basis immediately prior to the Effective Time (the "Exchange Ratio"). The parties acknowledge that the Exchange Ratio has been determined to give the ATC stockholders (assuming there are no Dissenting Shares) in the aggregate shares of ATS Class A Common Stock representing 35% of the Surviving Corporation's outstanding common stock determined on a Fully-Diluted Basis.

                    (c) Each share of ATC Common Stock owned by ATS or any of its Subsidiaries or ATC or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                    (d) Each share of Senior Preferred Stock, par value $.01 per share, of ATC (the "ATC Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash or other immediately available funds in the amount of $200.00 (the "Preferred Stock Merger Consideration").

          In the event either the Gearon Transaction or the ATS Private Placement has not been consummated prior to the Effective Time, the parties hereto will negotiate in good faith to determine the net effect, if any, of the failure to so consummate either or both of the foregoing on the enterprise value of ATS. If the parties agree that the net effect of the failure of either or both of the Gearon Transaction and the ATS Private Placement to occur is a reduction in the ATS enterprise value, the parties shall also determine an appropriate adjustment of the number of Aggregate Merger Shares so that the Aggregate Merger Shares, as adjusted, constitute a higher percentage to reflect the relative enterprise values of ATS and ATC. The parties shall negotiate in good faith for fifteen (15) days following the request by either party to do so. Any mater not resolved within such fifteen (15)-day period shall be submitted to a nationally recognized, independent investment banking firm selected by agreement of the parties hereto. Within five (5) days after the selection of such firm, ATC and ATS shall each submit to such firm and the other its calculation of its proposed adjustment, together with its methodology. The parties shall instruct such to render a final and binding decision by selecting one of the two submitted adjustment proposals that more fairly represents, in the opinion of such firm, the adjustment required by reason of the enterprise reductions solely attributable to the items set forth above. The investment banking firm shall not have any discretion to select an adjustment other than one of the two proposed. The parties shall instruct such firm to render its decision within fifteen (15) days after submission of the adjust. Each party shall cooperate in all reasonable respects with such firm in making its determination. The Termination Date shall be extended to allow for the foregoing discussions for the later of the fifteen (15)-day period the parties negotiate in good faith or, if they fail to reach agreement, for the period required by the investment banking firm to render its decision.

          At the Effective Time, all ATC Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing any such ATC Shares (each, a "Certificate") shall thereafter represent the right to receive, upon the surrender of such Certificate in accordance with the provisions of Section 3.2, the Merger Consideration multiplied by the number of ATC Shares represented by such Certificate, and a holder of more than one Certificate shall have the right to receive the Merger Consideration multiplied by the number of ATC Shares represented by all such Certificates, or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to Section 262 of the DCL. In lieu of any such fractional shares, each holder of ATC Common Stock who would otherwise have been entitled to receive a fraction of a share of ATS Class A Common Stock, upon surrender of Certificates for exchange pursuant to this Article, shall be entitled to receive a cash payment equal to such fraction multiplied by the closing price per share of ATS Class A Common Stock on the Nasdaq National Market ("Nasdaq") or, if not then traded on Nasdaq, on the principal stock exchange on which the ATS Class A Common Stock is admitted to trading, as reported by the Wall Street Journal, for the first trading day immediately following the Effective Time, and the Merger Consideration to which a holder is entitled shall be deemed to be such number of shares of ATS Class A Common Stock and such cash. The holders of such Certificates previously evidencing ATC Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such ATC Shares, except as otherwise provided herein or by Applicable Law.

          At the Effective Time, all shares of ATC Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of certificates representing such shares in accordance with the provisions of Section 3.2, the Preferred Stock Merger Consideration multiplied by the number of shares of ATC Preferred Stock represented by such certificate, and a holder of more than one certificate shall have the right to receive the Preferred Stock Merger Consideration multiplied by the number of ATC Preferred Stock represented by all such certificates. The holders of such certificates previously evidencing shares of ATC Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by Applicable Law.

          3.2 Surrender of Certificates; Payment of Merger Consideration and Preferred Stock Merger Consideration. At and after the Effective Time, the Surviving Corporation shall issue to each holder of ATC Common Stock, upon surrender of each of his or its Certificates, a certificate of ATS Class A Common Stock representing the Merger Consideration with respect to the ATC Shares represented by such Certificate in accordance with the provisions of
Section 3.1, plus cash in amount sufficient to make payment for fractional shares. In addition, the Surviving Corporation shall pay to each holder of ATC Preferred Stock, upon surrender of his or its stock certificate evidencing ownership of ATC Preferred Stock, in cash or immediately available funds by wire transfer to an account or accounts designated by ATC to ATS at least two (2) Business Days prior to the Closing, the sum of $200.00 multiplied by the number of shares of ATC Preferred Stock evidenced by such certificate. In the event any ATC stockholder has not delivered the certificate referred to in Section 6.28, the Surviving Corporation shall be entitled to withhold from delivery certificates for the ATS Class A Common Stock to which such stockholder would otherwise be entitled, a number of shares of ATS

Class A Common Stock required to enable the Surviving Corporation to comply with the applicable provisions of the Code.

          3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of ATC shall be closed, and there shall be no further transfer of shares of ATC Common Stock or ATC Preferred Stock thereafter on the records of ATC. Any Certificates representing ATC Shares or certificates representing shares of ATC Preferred Stock presented after the Effective Time for transfer shall be canceled and exchanged for the amount to which the ATC Shares or shares of ATC Preferred Stock represented thereby shall be entitled pursuant to Sections 3.1 and 3.2.

          3.4   Dissenting Shares.

                    (a) Notwithstanding any other provision of this Agreement to the contrary, shares of ATC Common Stock that are outstanding immediately prior to the Effective Time and which are held by ATC stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal rights for such shares of ATC Common Stock in accordance with Section 262 of the DCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration payable in respect of each share of ATC Common Stock represented thereby. Such ATC stockholders shall be entitled to receive payment of the appraised value of such shares of ATC Common Stock held by them in accordance with the provisions of the DCL; provided, however, that all Dissenting Shares held by ATC stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their appraisal rights with respect to such shares of ATC Common Stock under the DCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 3.2, of the Certificates with respect to such shares.

                    (b) ATC shall give ATS prompt notice of any demands for appraisal rights received by it, withdrawals of such demands, and any other instruments served pursuant to the DCL and received by ATC and relating thereto. ATC shall give ATS the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under the provisions of the DCL. ATC shall not, except with the prior written consent of ATS, make any payment with respect to any demands for appraisal rights, or offer to settle, or settle, any such demands.

          3.5 Option Securities and Convertible Securities; Payment Rights. At the Effective Time, subject to the provisions of Section 6.10, each outstanding Option Security and each Convertible Security of ATC, if any, whether or not then exercisable for or convertible into ATC Shares or other ATC securities, outstanding immediately prior to the Effective Time, shall be canceled and retired and shall cease to exist, and the holder thereof shall not be entitled to receive any consideration therefor.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF ATC

          ATC hereby represents and warrants to ATS as follows (it being understood and agreed by the parties that, except as the context otherwise requires, the representations and warranties of ATC set forth in this Article shall apply to each of its Subsidiaries with the same force and effect as though each of them were named in each Section hereof):

          4.1 Organization and Business; Power and Authority; Effect of Transaction.

                    (a) ATC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(a) of the ATC Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATC.

                    (b) ATC has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions to which ATC is a party; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATC, other than the approval of the stockholders of ATC, and no other corporate proceedings on the part of ATC are necessary to authorize this Agreement or the transactions contemplated hereby or to consummate the Merger or the other transactions so contemplated (other than, with respect to the Merger, the ATC Required Vote). This Agreement has been duly executed and delivered by ATC and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATC will constitute, legal, valid and binding obligations of ATC, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity. The provisions of Section 203 of the DCL will not apply to ATC by reason of this Agreement or the Merger. As of the date hereof, the Board of Directors of ATC, at a meeting duly called and held at which a quorum was present throughout, has approved the Merger and this Agreement, and has recommended that the ATC stockholders approve and adopt this Agreement and the transactions contemplated hereby, including without limitation the Merger and the ATC Voting Agreement and the acquisition by ATS of the "beneficial" ownership contemplated thereby.

                    (c) Except as set forth in Section 4.1(c) of the ATC Disclosure Schedule, neither the execution and delivery by ATC of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions by ATC, nor compliance with the terms, conditions and provisions hereof or thereof by ATC:

                              (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATC or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ATC; or

                              (ii) will require ATC to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

                    (d) Except as set forth in Section 4.1(d) of the ATC Disclosure Schedule, ATC does not have any Subsidiaries, each of which is (i) wholly-owned unless noted otherwise in Section 4.1(d) of the ATC Disclosure Schedule, (ii) a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on Section 4.1(d) of the ATC Disclosure Schedule, and (iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(d) of the ATC Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATC. ATC owns, directly or indirectly, all of the outstanding capital stock and equity interests (as shown in Section 4.1(d) of the ATC Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except for Permitted Liens or except as described in the notes to the ATC Financial Statements or set forth in Section 4.1(d) of the ATC Disclosure Schedule), and all such stock or other equity interests has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any Subsidiary of ATC.

          4.2 Financial and Other Information. The financial statements of ATC, furnished by ATC, and included in the ATS Information Statement (the "ATC Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein or as set forth in
Section 4.2 of the ATC Disclosure Schedule, and fairly present in all material respects the financial condition and the results of operations and cash flow of ATC, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

          4.3 Material Statements and Omissions; Absence of Events. Neither any representation or warranty made by ATC contained in this Agreement or any certificate, document or other instrument or other information furnished or to be furnished by ATC pursuant to the provisions hereof (including without limitation information with respect to ATC furnished for inclusion in the ATS Prospectus and the ATS Registration Statement) nor the ATC Disclosure Schedule or the ATC Business Description contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that to the extent that any such information contains any financial projections, ATC represents and warrants only that such projections have been prepared in good faith on the basis of the ATC Financial Statements and other information and assumptions which ATC believes to be reasonable. Since the date of the most recent financial statements constituting a part of the ATC Financial Statements, except to the extent specifically described in Section 4.3 of the ATC Disclosure Schedule, there has been no change in ATC which has had a Material Adverse Effect on ATC. There is no Event known to ATC which has had, or (so far as ATC can now reasonably foresee) is likely to have, a Material Adverse Effect on ATC, except to the extent specifically described in Section 4.3 of the ATC Disclosure Schedule and except for matters affecting the tower rental, ownership and construction industry generally, including without limitation competition, regulation and resources or events arising out of the execution or public announcement of this Agreement.

          4.4  Title to Properties; Leases.

                    (a) ATC has, to ATC's knowledge, good and indefeasible title to all of its real property (other than leasehold real property) and good title to all of its other assets (other than real property), tangible and intangible (the "ATC Assets"); all of such real property and other assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens described in the notes to the ATC Financial Statements or set forth on Section 4.4(a) of the ATC Disclosure Schedule. Except for financing statements evidencing Liens referred to in the preceding sentence, no financing statements under the Uniform Commercial Code and no other filing which names ATC as debtor or which covers or purports to cover any of the ATC Assets is on file in any state or other jurisdiction, and ATC has not signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as disclosed in Section 4.4(a) of the ATC Disclosure Schedule, all improvements on the real property owned or leased by ATC are, to ATC's knowledge, in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the operations as presently conducted, except for any instances of non-compliance which do not and will not in the aggregate have a Material Adverse Effect on ATC. Except as described in the notes to the ATC Financial Statements or disclosed in Section 4.4(a) of the ATC Disclosure Statement, all such improvements comply with all Applicable Laws, ATC Governmental Authorizations and ATC Private Authorizations, except where noncompliance is not reasonably likely to have a Material Adverse Effect on ATC. There is no pending or, to ATC's knowledge, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of any real property constituting a material portion of the real property owned by ATC or, to ATC's knowledge, any real property leased by ATC. Except as described in the notes to the ATC Financial Statements or set forth in Section 4.4(a) of the ATC Disclosure Schedule, such real property (other than land), fixtures, fixed assets and other material items of personal property, including equipment, have, in ATC's reasonable business judgment, been maintained in a manner consistent with customary industry practices and currently permit the business of ATC (the "ATC Business") to be operated in all material respects in accordance with the terms and conditions of all Applicable Laws, ATC Governmental Authorizations and ATC Private Authorizations.

                    (b) Each Lease or other occupancy or other agreement under which ATC holds real or personal property constituting a part of the ATC Assets has been duly authorized, executed and delivered by or assigned to ATC and, to ATC's knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of ATC, and, to ATC's knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity , and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC. ATC has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property or tangible personal property, subject to the terms of each such Lease and Applicable Law and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC. All of such Leases are valid and subsisting and in full force and effect, and neither ATC nor, to ATC's knowledge, any other party thereto, is in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC.

          4.5 Compliance with Private Authorizations. ATC has obtained all Private Authorizations (collectively, the "ATC Private Authorizations") which are necessary for the ownership or operation of the ATC Assets or the conduct of the ATC Business which, if not obtained and maintained, could, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATC. All of the ATC Private Authorizations are valid and in good standing and are in full force and effect, except for such exceptions as are not reasonably likely to have a Material Adverse Effect on ATC. ATC is not in breach or violation of, or in default in the performance, observance or fulfillment of, any ATC Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any ATC Private Authorization, except for such defaults, breaches or violations as do not and are not reasonably likely to have in the aggregate a Material Adverse Effect on ATC. No ATC Private Authorization is the subject of any pending or, to ATC's knowledge, threatened attack, revocation or termination, except for such exceptions as are not reasonably likely to have a Material Adverse Effect on ATC.

          4.6   Compliance with Governmental Authorizations and Applicable Law.

                    (a) ATC has obtained all Governmental Authorizations (collectively, the "ATC Governmental Authorizations") which are necessary for the ownership or operation of the ATC Assets or the conduct of the ATC Business as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have any Material Adverse Effect on ATC. None of the ATC Governmental Authorizations is subject to any restriction or condition which would limit in a material respect the ownership or operations of the ATC Assets or the conduct of the ATC Business as currently conducted, except for restrictions and conditions generally applicable to ATC Governmental Authorizations of such type. The ATC Governmental Authorizations are valid and in good standing, are in full force and effect and are not impaired by any act or omission of ATC or its officers, directors, employees or agents, and the ownership or operation of the ATC Assets or the conduct of the ATC Business are in accordance with the ATC Governmental Authorizations, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC. All material reports, forms and statements required to be filed by ATC with all Authorities with respect to the ATC Business have been filed and are true, complete and accurate in all material respects. No ATC Governmental Authorization is the subject of any pending or, to ATC's knowledge, threatened challenge or proceeding to revoke or terminate any ATC Governmental Authorization which, if revoked or terminated, would have a Material Adverse Effect on ATC.

                    (b) ATC is in compliance with all Applicable Laws, except where such noncompliance, individually or in the aggregate, has not had and is not reasonably like to have a Material Adverse Effect on ATC. Except as set forth in Section 4.6(b) of the ATC Disclosure Schedule, there are no Legal Actions of any kind pending or, to the knowledge of ATC, threatened at law, in equity or before any Authority against ATC.

          4.7 Intangible Assets. Except as set forth in Section 4.7 of the ATC Disclosure Schedule, no Intangible Assets (except ATC Governmental Authorizations and ATC Private Authorizations) are required for the ownership or operation of the ATC Assets or the conduct of the ATC Business as currently owned, operated and conducted, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC. ATC does not, to its knowledge, wrongfully infringe upon or unlawfully use any Intangible Assets owned or claimed by another, and ATC has not received any notice of any claim or infringement relating to any such Intangible Asset, except from ATS and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC.

          4.8 Related Transactions. ATC is not a party or subject to any Contractual Obligation relating to the ownership or operation of the ATC Assets or the conduct of the ATC Business between ATC and any of its officers, directors or stockholders or, to the knowledge of ATC, any Affiliate of any thereof, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (i) Employment Arrangements listed or described in Section 4.14 of the ATC Disclosure Schedule, (ii) Contractual Obligations between ATC and any of its directors, stockholders or officers or any Affiliate of any of the foregoing, which will be terminated, at no cost or expense to ATC, prior to the Closing, (iii) as specifically set forth in Section 4.8 of the ATC Disclosure Schedule, or (iv) transactions related to payments that are a part of the $5.0 million allowance described in Section 6.0(a)(iv)(A).

          4.9 Insurance. ATC maintains, with respect to the ATC Assets and the ATC Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are customary for companies engaged in similar businesses.

          4.10  Tax Matters.

                    (a) ATC has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of ATC Financial Statements. The Tax Returns of ATC have been prepared in all material respects in accordance with all Applicable Laws. All Taxes which ATC is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. ATC has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of ATC for the fiscal years prior to and including the most recent fiscal year. ATC is not a "consenting corporation" within the meaning of Section 341(f) of the Code. ATC has at all times been taxable as a Subchapter C corporation under the Code, and has never been a member of any consolidated group for Tax purposes, except as otherwise set forth in
          Section 4.10(a) of the ATC Disclosure Schedule.

                    (b) Federal and state income Tax Returns of ATC have not been examined by the IRS or applicable state Authority, and ATC has not been notified of any proposed examination, except as shown in
          Section 4.10(b) of the ATC Disclosure Schedule.

                    (c) ATC is not a party to any tax sharing agreement or arrangement with any other Person.

                    (d) All of the ATC stockholders are "U.S. persons" within the meaning of Section 7701(a)(30) of the Code. 4.11 Employee Retirement Income Security Act of 1974.

                    (a) ATC (which for purposes of this Section shall include any ERISA Affiliate of ATC) currently sponsors, maintains and contributes only to the Plans and Benefit Arrangements set forth in
          Section 4.11(a) of the ATC Disclosure Schedule. ATC has delivered or made available to ATS true, complete and correct copies of (i) each Plan and Benefit Arrangement (or, in the case of any unwritten Plans or Benefit Arrangements, reasonable descriptions thereof), (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Plan (if any such report was required by Applicable
          Law), (iii) the most recent summary plan description (or similar document) for each Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries, and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Plan. To the knowledge of ATC, each such Form 5500 and each such summary plan description (or similar document) does not, as of the date hereof, contain any material misstatements. ATC does not contribute to or have an obligation to contribute to, and has not at any time within six (6) years prior to the date of this Agreement contributed to or had an obligation to contribute to, and no Plan listed in Section 4.11(a) of the ATC Disclosure Schedule is, (i) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. ATC has no actual or potential liability under Title IV of ERISA. ATC does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and ATC does not have any obligation or liability with respect to any such Plan previously maintained by ATC, except as the provisions of COBRA may apply to any former employees of ATC. Except as set forth in Section 4.11(a) of the ATC Disclosure Schedule, as to all Plans and Benefit Arrangements listed in Section 4.11(a) of the ATC Disclosure Schedule:

                              (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation in accordance with their respective terms, and with all Applicable Laws, in all material respects, and ATC has not received any notice from any Authority disputing or investigating such compliance;

                              (ii) none of the assets of any such Plan are invested in employer securities or employer real property;

                              (iii) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to ATC's knowledge, threatened involving such Plans or the assets of such Plans, and, to ATC's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

                              (iv)    all material contributions to, and
                    material payments from, the Plans and Benefit Arrangements that may have been required to be made in accordance with the terms of the Plans and Benefit Arrangements, and any applicable collective bargaining agreement, have been made. All such contributions to, and payments from, the Plans and Benefit Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of ATC;

                              (v)     No act, omission or transaction has
                    occurred which would result in imposition on ATC of (A) any breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                              (vi)    ATC has not incurred any material
                    liability to a Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date hereof;

                              (vii) except as otherwise contemplated by this Agreement or the ATC Disclosure Schedule, no current or former employee of ATC will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Benefit Arrangement as a result of the transactions contemplated by this Agreement;

                              (viii) no compensation payable by ATC to any of its employees under any existing Plan, Benefit Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code;

                              (ix) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of ATC who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), except for any amount that is approved by the stockholders of ATC on or before the Closing Date in the manner provided in Section 280G(b)(5) of the Code; and

                              (x)     there are no outstanding options (or
                    contractual obligations to issue options) to acquire ATC Common Stock or other ATC securities other than options held by employees or directors of ATC and issued under Benefit Arrangements (the aggregate number of which are as set forth in Section 4.11(a) of the ATC Disclosure Schedule).

                    (b) The execution, delivery and performance by ATC of this Agreement and the Collateral Documents executed or required to be executed by ATC pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan listed in Section 4.11(a) of the ATC Disclosure Schedule.

          4.12 Absence of Sensitive Payments. Neither ATC nor, to ATC's knowledge, any of its officers, directors, employees, agents or other representatives, has with respect to the ATC Assets or the ATC Business (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made or (b) established or maintained any unrecorded fund or asset for any illegal purpose or made any false or artificial entries on its books.

          4.13 Bank Accounts, Etc. Section 4.13 of the ATC Disclosure Schedule contains a true, accurate and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which ATC has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding valid and subsisting powers of attorney from ATC and a summary statement as to the terms thereof.

          4.14 Employment Arrangements. Section 4.14 of the ATC Disclosure Schedule contains a true, accurate and complete list of all employees of ATC and its Subsidiaries as of the date of this Agreement (the "ATC Employees"), together with each such employee's title or the capacity in which he or she is employed and each such employee's compensation. ATC has no obligation or liability, contingent or other, under any Employment Arrangement with any ATC Employee, other than (i) those listed or described in Section 4.11(a) or Section
4.14 of the ATC Disclosure Schedule, (ii) those incurred in the ordinary and usual course of business, or (iii) such obligations or liabilities as do not and will not have, in the aggregate, any Material Adverse Effect on ATC. Except as described in Section 4.14 of the ATC Disclosure Schedule, (a) none of the ATC Employees is now, or since January 1, 1995 has been, represented by any labor union or other employee collective bargaining organization, and ATC is not, and never has been, a party to any labor or other collective bargaining agreement with respect to any of the ATC Employees, (b) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, (c) neither ATC nor any of such employees is now, or since January 1, 1995 has been, subject to or involved in or, to ATC's knowledge, threatened with, any union elections, petitions therefor or other organizational or recruiting activities, in each case with respect to the ATC Employees, and (d) none of the ATC Employees has notified ATC that he or she does not intend to continue employment with ATC until the Closing or with ATS following the Closing. ATC has performed in all material respects all obligations required to be performed under all Employment Arrangements of ATC and is not in material breach or violation of or in material default or arrears under any of the terms, provisions or conditions thereof.

          4.15 Material Agreements. Listed on Section 4.15 of the ATC Disclosure Schedule are all Material Agreements relating to the ownership or operation of the ATC Assets or the conduct of the ATC Business or to which ATC is a party or to which it is bound or which any of the ATC Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by ATC to ATS. All of such Material Agreements are valid, binding and legally enforceable obligations of ATC, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. ATC has complied with all of the material terms and conditions of each such Material Agreement and has not done or performed, or failed to do or perform (and there is no pending or, to the knowledge of ATC, threatened in writing Claim with which ATC has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of ATC under any of such Material Agreements, except for such noncompliances, acts or omissions that, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. Without limiting the generality of the foregoing, Section 4.15 of the ATC Disclosure Schedule sets forth a true, correct and complete description of all material acquisitions pending or which are actively being negotiated and the current status of all such acquisitions, except for those which ATC cannot disclose due to its obligations to maintain the same in confidence, none of which, if consummated on the terms and conditions currently being negotiated, will have a Material Adverse Effect on ATC.

          4.16  Ordinary Course of Business. Since September 30, 1997, except
(i) as may be described on Section 4.16 of the ATC Disclosure Schedule, or (ii) as may be required or expressly permitted or contemplated by the terms of this Agreement, ATC:

                    (a) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business, consistent with past practice, it being understood that the acquisition and financing of communications sites and related assets and other business involved in the communications sites industry and the construction of communications towers and related assets is part of the ordinary course of business of ATC;

                    (b) except in each case in the ordinary course of business, consistent with past practice, it being understood that the acquisition and financing of communications sites and related assets and other business involved in the communications sites industry and the construction of communications towers and related assets is part of the ordinary course of business of ATC:

                              (i)     has not incurred any obligation or
                    liability (fixed, contingent or other) individually having a value in excess of $100,000;

                              (ii) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $100,000;

                              (iii)   has not entered into any individual
                    commitment having a value in excess of $100,000; and

                              (iv)    has not canceled any debts or claims;

                    (c) has not created or permitted to be created any Lien on any of its property, except for Permitted Liens;

                    (d) has not made or committed to make any additions to its property or any purchases of equipment, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

                    (e) except in the ordinary course of business consistent with past practice, has not increased the compensation payable or to become payable to any of the ATC Employees or otherwise materially altered, modified or changed the terms of their employment;

                    (f) has not suffered any damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority that has had or is reasonably likely to have a Material Adverse Effect on ATC;

                    (g) has not waived any rights of material value without fair and adequate consideration;

                    (h)  has not experienced any work stoppage;

                    (i) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of ATC; and

                    (j)  has not made, paid or declared any Distribution.

          4.17 Material and Adverse Restrictions. ATC is not a party to or subject to, nor is any of the ATC Assets subject to, any Applicable Law, Governmental Authorization, Contractual Obligation, Employment Arrangement, Material Agreement or Private Authorization, or any other obligation or restriction of any kind or character, which now has or, as far as ATC can now reasonably foresee, at any time in the future, individually or in the aggregate, is likely to have, any Material Adverse Effect on ATC, except as set forth in
Section 4.17 of the ATC Disclosure Schedule and except for matters affecting the tower rental and construction industry generally.

          4.18 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger in the capacity of broker, agent or finder or in any similar capacity on behalf of ATC or, to the knowledge of ATC, any of the ATC stockholders which, in any case, will result in liability to the Surviving Corporation which was not reflected in the financial information heretofore furnished by ATC to ATS.

          4.19 Solvency. As of the execution and delivery of this Agreement, ATC is, and immediately prior to the consummation of the Merger will be, Solvent.

          4.20 Environmental Matters. Except as set forth in Section 4.20 of the ATC Disclosure Schedule, with respect to the ATC Assets and the ATC Business, ATC:

                    (a) has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to ATC's knowledge, is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

                    (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

                    (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any Final Order issued pursuant to any Environmental Law;

                    (d) has obtained all Environmental Permits required under Environmental Laws, and has filed all applications, notices and other documents required to be filed prior to the date of this

          Agreement to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of its business in the manner now conducted;

                    (e) is in compliance in all material respects with all Environmental Laws, and is not the subject of or, to ATC's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

                    (f) has provided ATS with copies of all environmental site assessments, audits or other investigatory reports in its possession that pertain to any property currently owned, leased, operated or occupied by ATC;

                    (g) has not installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by ATC and, to ATC's knowledge, there are no above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation or any property currently owned, leased or operated by ATC;

                    (h) has not disposed of, released, spilled or buried any Hazardous Materials (nor has any Person acting on its behalf done so) in violation of Environmental Laws on any property or facility owned, leased, operated or occupied by ATC or to ATC's knowledge at any facility or site to which Hazardous Materials from or generated by ATC may have been taken at any time in the past;

                    (i) has no knowledge of any disposal, release, spill or burial of any Hazardous Materials by ATC (or any Person acting on its behalf) on any property which could reasonably be expected to result or has resulted in contamination which requires investigation, remediation or other response activity on or beneath any properties or facilities currently owned, leased, operated or occupied by ATC; and

                    (j) has no knowledge of any past or present Event related to ATC's properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued material compliance with all Environmental Laws applicable to the conduct of ATC's business in the manner now conducted, or which, individually or in the aggregate, could reasonably be expected to form the basis of any material Claim against ATC in connection with the release or threatened release into the environment of any Hazardous Material.

          4.21 Capital Stock. The authorized and outstanding capital stock of ATC is as set forth in Section 4.21 of the ATC Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is owned of record and, to ATC's knowledge, beneficially as shown in Section 4.21 of the ATC Disclosure Schedule. Except as described in Section 4.21 of the ATC Disclosure Schedule, ATC has not granted or issued, nor has ATC agreed to grant or issue, any shares of its capital stock or any Option Security or Convertible Security, and ATC is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security. The affirmative vote of the holders of a majority of the shares of ATC Common Stock (the "ATC Required Vote") is the only unobtained vote necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. As of the date of this Agreement, [e] votes constituted a majority of the outstanding voting power of the ATC Common Stock.

          4.22 State Takeover Statutes. To ATC's knowledge, no state takeover Law, statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF ATS

          ATS hereby represents and warrants to ATC as follows (it being understood and agreed by the parties that, except as the context otherwise requires, the representations and warranties of ATS set forth in this Article shall apply to each of its Subsidiaries with the same force and effect as though each of them were named in each Section hereof):

          5.1 Organization and Business; Power and Authority; Effect of Transaction.

                    (a) ATS is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATS.

                    (b) ATS has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions to which ATS is a party; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATS, including without limitation by the requisite approval of ARS, as the sole stockholder of ATS, and no other corporate proceedings on the part of ATS are necessary to authorize this Agreement or the transactions contemplated hereby or to consummate the Merger or the other transactions so contemplated. This Agreement has been duly executed and delivered by ATS and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATS will constitute, legal, valid and binding obligations of ATS, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity.

                    (c) Except as set forth in Section 5.1(c) of the ATS Disclosure Schedule, neither the execution and delivery by ATS of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions by ATS, nor compliance with the terms, conditions and provisions hereof or thereof by ATS:

                              (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATS or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ATS; or

                              (ii) will require ATS to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

                    (d) Except as set forth in Section 5.1(d) of the ATS Disclosure Schedule, ATS does not have any Subsidiaries, each of which is (i) wholly-owned unless noted otherwise in Section 5.1(d) of the ATS Disclosure Schedule, (ii) an Entity which is duly organized, validly existing and in good standing under the laws of the respective state of organization, and (iii) duly qualified and in good standing as a foreign corporation or other Entity in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATS. ATS owns, directly or indirectly, all of the outstanding capital stock and equity interests of each Subsidiary, free and clear of all Liens (except for Permitted Liens or except as set forth on Section 5.1(d) of the ATS Disclosure Schedule), and all such stock or other equity interests has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any Subsidiary of ATS, except as set forth in Section 5.1(d) of the ATS Disclosure Schedule with respect to the noncorporate Subsidiaries of ATS.

          5.2 Financial and Other Information. The financial statements of ATS, furnished by ATS, and included in the ATS Information Statement (the "ATS Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein or as set forth in
Section 5.2 of the ATS Disclosure Schedule, and fairly present in all material respects the financial condition and the results of operations and cash flow of ATS, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

          5.3 Material Statements and Omissions; Absence of Events. Neither any representation or warranty made by ATS contained in this Agreement or any certificate, document or other instrument or other information furnished or to be furnished by ATS pursuant to the provisions hereof (including without limitation information with respect to ATS included in the ATS Prospectus and the ATS Registration Statement) nor the ATS Disclosure Schedule or the ATS Information Statement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that to the extent that any such information contains any financial projections, ATS represents and warrants only that such projections have been prepared in good faith on the basis of the

ATS Financial Statements and other information and assumptions which ATS believes to be reasonable. Since the date of the most recent financial statements constituting a part of the ATS Financial Statements, except to the extent specifically described in Section 5.3 of the ATS Disclosure Schedule, there has been no change in ATS which has had a Material Adverse Effect on ATS. There is no Event known to ATS which has had, or (so far as ATS can now reasonably foresee) is likely to have, a Material Adverse Effect on ATS, except to the extent specifically described in Section 5.3 of the ATS Disclosure Schedule and except for matters affecting the tower rental, ownership and construction industry generally, including without limitation competition, regulation and resources or events arising out of the execution or public announcement of this Agreement.

          5.4   Title to Properties; Leases.

                    (a) ATS has, to ATS' knowledge, good and indefeasible title to all of its real property (other than leasehold real property) and good title to all of its other assets (other than real property), tangible and intangible (the "ATS Assets"); all of such real property and other assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens set forth on Section 5.4(a) of the ATS Disclosure Schedule. Except for financing statements evidencing Liens referred to in the preceding sentence, no financing statements under the Uniform Commercial Code and no other filing which names ATS as debtor or which covers or purports to cover any of the ATS Assets is on file in any state or other jurisdiction, and ATS has not signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as disclosed in Section 5.4(a) of the ATS Disclosure Schedule, all improvements on the real property owned or leased by ATS are, to ATS' knowledge, in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the operations as presently conducted, except for any instances of non-compliance which do not and will not in the aggregate have a Material Adverse Effect on ATS. Except as disclosed in Section 5.4(a) of the ATS Disclosure Statement, all such improvements comply with all Applicable Laws, ATS Governmental Authorizations and ATS Private Authorizations, except where noncompliance is not reasonably likely to have a Material Adverse Effect on ATS. There is no pending or, to ATS' knowledge, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of any real property constituting a material portion of the real property owned by ATS or, to ATS' knowledge, any real property leased by ATS. Except as set forth in
          Section 5.4(a) of the ATS Disclosure Schedule, such real property (other than land), fixtures, fixed assets and other material items of personal property, including equipment, have, in ATS' reasonable business judgment, been maintained in a manner consistent with customary industry practices and currently permit the business of ATS (the "ATS Business") to be operated in all material respects in accordance with the terms and conditions of all Applicable Laws, ATS Governmental Authorizations and ATS Private Authorizations.

                    (b) Each Lease or other occupancy or other agreement under which ATS holds real or personal property constituting a part of the ATS Assets has been duly authorized, executed and delivered by or assigned to ATS and, to ATS' knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of ATS, and, to ATS' knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity , and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse

          Effect on ATS. ATS has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property or tangible personal property, subject to the terms of each such Lease and Applicable Law and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS. All of such Leases are valid and subsisting and in full force and effect, and neither ATS nor, to ATS' knowledge, any other party thereto, is in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS.

          5.5 Compliance with Private Authorizations. ATS has obtained all Private Authorizations (collectively, the "ATS Private Authorizations") which are necessary for the ownership or operation of the ATS Assets or the conduct of the ATS Business which, if not obtained and maintained, could, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATS. All of the ATS Private Authorizations are valid and in good standing and are in full force and effect, except for such exceptions as are not reasonably likely to have a Material Adverse Effect on ATS. ATS is not in breach or violation of, or in default in the performance, observance or fulfillment of, any ATS Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any ATS Private Authorization, except for such defaults, breaches or violations as do not and are not reasonably likely to have in the aggregate a Material Adverse Effect on ATS. No ATS Private Authorization is the subject of any pending or, to ATS' knowledge, threatened attack, revocation or termination, except for such exceptions as are not reasonably likely to have a Material Adverse Effect on ATS.

          5.6  Compliance with Governmental Authorizations and Applicable Law.

                    (a) ATS has obtained all Governmental Authorizations (collectively, the "ATS Governmental Authorizations") which are necessary for the ownership or operation of the ATS Assets or the conduct of the ATS Business as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have any Material Adverse Effect on ATS. None of the ATS Governmental Authorizations is subject to any restriction or condition which would limit in a material respect the ownership or operations of the ATS Assets or the conduct of the ATS Business as currently conducted, except for restrictions and conditions generally applicable to ATS Governmental Authorizations of such type. The ATS Governmental Authorizations are valid and in good standing, are in full force and effect and are not impaired by any act or omission of ATS or its officers, directors, employees or agents, and the ownership or operation of the ATS Assets or the conduct of the ATS Business are in accordance with the ATS Governmental Authorizations, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS. All material reports, forms and statements required to be filed by ATS with all Authorities with respect to the ATS Business have been filed and are true, complete and accurate in all material respects. No ATS Governmental Authorization is the subject of any pending or, to ATS' knowledge, threatened challenge or proceeding to revoke or terminate any ATS Governmental Authorization which, if revoked or terminated, would have a Material Adverse Effect on ATS.

                    (b) ATS is in compliance with all Applicable Laws, except where such noncompliance, individually or in the aggregate, has not had and is not reasonably like to have a Material Adverse Effect on ATS. Except as set forth in Section 5.6(b) of the ATS Disclosure Schedule, there are no

          5.7 Intangible Assets. Except as set forth in Section 5.7 of the ATS Disclosure Schedule, no Intangible Assets (except ATS Governmental Authorizations and ATS Private Authorizations) are required for the ownership or operation of the ATS Assets or the conduct of the ATS Business as currently owned, operated and conducted, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS. ATS does not, to its knowledge, wrongfully infringe upon or unlawfully use any Intangible Assets owned or claimed by another, and ATS has not received any notice of any claim or infringement relating to any such Intangible Asset, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS.

          5.8 Related Transactions. ATS is not a party or subject to any material Contractual Obligation relating to the ownership or operation of the ATS Assets or the conduct of the ATS Business between ATS and any of its officers, directors or stockholders or, to the knowledge of ATS, any Affiliate of any thereof, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (i) Employment Arrangements listed or described in
Section 5.13 of the ATS Disclosure Schedule, (ii) Contractual Obligations between ATS and any of its directors, stockholders or officers or any Affiliate of any of the foregoing, which are on arms' length terms and conditions, (iii) as specifically set forth in Section 5.8 of the ATS Disclosure Schedule; provided, however, that the foregoing representation and warranty shall not apply to the fact that prior to the consummation of the CBS Merger, all administrative, accounting, corporate, data processing and other informational, financial, human resources services, legal and other support services will have been provided by ARS to ATS and without which services ATS could not operate in the ordinary course of business. Following consummation of the Merger, a sufficient number of the individuals presently providing such services to ATS on behalf of ARS will continue to be available to provide services consistent with past practice to ATS so that ATS will be able to operate in the ordinary course of business.

          5.9 Insurance. ATS maintains, with respect to the ATS Assets and the ATS Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are customary for companies engaged in similar businesses.

          5.10  Tax Matters.

                    (a) ATS has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of ATS Financial Statements. The Tax Returns of ATS have been prepared in all material respects in accordance with all Applicable Laws. All Taxes which ATS is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. ATS has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of ATS for the fiscal years prior to and including the most recent fiscal year. ATS is not a "consenting corporation" within the meaning of Section 341(f) of the Code.

          ATS has at all times been taxable as a Subchapter C corporation under the Code, and has never been a member of any consolidated group for Tax purposes, except as a member of the consolidated group with ARS and all of its Subsidiaries which can be consolidated for Federal income tax purposes.

                    (b) Federal and state income Tax Returns of ATS have not been examined by the IRS or applicable state Authority, and ATS has not been notified of any proposed examination, except as shown in
          Section 5.10(b) of the ATS Disclosure Schedule.

                    (c) ATS is not a party to any tax sharing agreement or arrangement with any other Person, except as set forth in Section 5.10(c) of the ATS Disclosure Schedule.

          5.11 Employee Retirement Income Security Act of 1974.

                    (a) ATS (which for purposes of this Section shall include any ERISA Affiliate of ATS) currently sponsors, maintains and contributes only to the Plans and Benefit Arrangements set forth in
          Section 5.11(a) of the ATS Disclosure Schedule. ATS has delivered or made available to ATC true, complete and correct copies of (i) each Plan and Benefit Arrangement (or, in the case of any unwritten Plans or Benefit Arrangements, reasonable descriptions thereof), (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Plan (if any such report was required by Applicable
          Law), (iii) the most recent summary plan description (or similar document) for each Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries, and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Plan. To the knowledge of ATS, each such Form 5500 and each such summary plan description (or similar document) does not, as of the date hereof, contain any material misstatements. ATS does not contribute to or have an obligation to contribute to, and has not at any time within six (6) years prior to the date of this Agreement contributed to or had an obligation to contribute to, and no Plan listed in Section 5.11(a) of the ATS Disclosure Schedule is, (i) a Multiemployer Plan, or (ii) a Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. ATS has no actual or potential liability under Title IV of ERISA. ATS does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and ATS does not have any obligation or liability with respect to any such Plan previously maintained by ATS, except as the provisions of COBRA may apply to any former employees of ATS. Except as set forth in Section 5.11(a) of the ATS Disclosure Schedule, as to all Plans and Benefit Arrangements listed in Section 5.11(a) of the ATS Disclosure Schedule:

                              (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation in accordance with their respective terms, and with all Applicable Laws, in all material respects, and ATS has not received any notice from any Authority disputing or investigating such compliance;

                              (ii) none of the assets of any such Plan are invested in employer securities or employer real property;

                              (iii) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to ATS' knowledge, threatened involving such Plans or the assets of such Plans, and, to ATS' knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

                              (iv)    all material contributions to, and
                    material payments from, the Plans and Benefit Arrangements that may have been required to be made in accordance with the terms of the Plans and Benefit Arrangements, and any applicable collective bargaining agreement, have been made. All such contributions to, and payments from, the Plans and Benefit Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of ATS;

                              (v)     No act, omission or transaction has
                    occurred which would result in imposition on ATS of (A) any breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                              (vi)    ATS has not incurred any material
                    liability to a Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date hereof;

                              (vii) except as otherwise contemplated by this Agreement or the ATS Disclosure Schedule, no current or former employee of ATS will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Benefit Arrangement as a result of the transactions contemplated by this Agreement;

                              (viii) no compensation payable by ATS to any of its employees under any existing Plan, Benefit Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code;

                              (ix) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of ATS who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code),;

                              (x) all such Plans maintained by ATS that are intended to comply with Sections 401 and 501 of the Code comply in all material respects with all applicable requirements of such sections, and no Event has occurred which is known to ATS which will give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code and each such Plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Plan and related trust is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of ATS, revocation has not been threatened. ATS has delivered or made available to ATC a copy of the most recent determination letter received with respect to each Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. ATS has also provided or made available to ATC a list of all Plan amendments as to which a favorable determination letter has not yet been received;

                              (xi)    no Plan which is an employee stock
                    ownership plan (an "ESOP") constitutes a leveraged employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code and there are no unallocated shares of stock of ATS currently held under any such ESOP in a suspense account; and

                              (xii)   there are no outstanding options (or
                    contractual obligations to issue options) to acquire ATS Common Stock or other ATS securities other than options held by employees or directors of ATS and issued under Benefit Arrangements (the aggregate number of which are as set forth in Section 5.11(a) of the ATS Disclosure Schedule).

                    (b) The execution, delivery and performance by ATS of this Agreement and the Collateral Documents executed or required to be executed by ATS pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan listed in Section 5.11(a) of the ATS Disclosure Schedule.

          5.12 Absence of Sensitive Payments. Neither ATS nor, to ATS' knowledge, any of its officers, directors, employees, agents or other representatives, has with respect to the ATS Assets or the ATS Business (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made or (b) established or maintained any unrecorded fund or asset for any illegal purpose or made any false or artificial entries on its books.

          5.13 Employment Arrangements. ATS has no obligation or liability, contingent or other, under any Employment Arrangement with any employee of ATS or any of its Subsidiaries (the "ATS Employees"), other than (i) those listed or described in Section 5.11(a) or Section 5.13 of the ATS Disclosure Schedule,
(ii) those incurred in the ordinary and usual course of business, or (iii) such obligations or liabilities as do not and will not have, in the aggregate, any Material Adverse Effect on ATS. Except as described in Section 5.13 of the ATS Disclosure Schedule, (a) none of the ATS Employees is now, or since its organization has been, represented by any labor union or other employee collective bargaining organization, and ATS is not, and never has been, a party to any labor or other collective bargaining agreement with respect to any of the ATS Employees, (b) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threat of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, (c) neither ATS nor any of such employees is now, or since its organization has been, subject to or involved in or, to ATS' knowledge, threatened with, any union elections, petitions therefor or other organizational or recruiting activities, in each case with respect to the ATS Employees, and (d) none of the ATS Employees has notified ATS that he or she does not intend to continue employment with ATS until the Closing or with ATS following the Closing. ATS has performed in all material respects all obligations required to be performed under all Employment Arrangements of ATS and is not in material breach or violation of or in material default or arrears under any of the terms, provisions or conditions thereof.

          5.14 Material Agreements. Listed on Section 5.14 of the ATS Disclosure Schedule are all Material Agreements relating to the ownership or operation of the ATS Assets or the conduct of the ATS Business or to which ATS is a party or to which it is bound or which any of the ATS Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by ATS to ATC. All of such

Material Agreements are valid, binding and legally enforceable obligations of ATS, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. ATS has complied with all of the material terms and conditions of each such Material Agreement and has not done or performed, or failed to do or perform (and there is no pending or, to the knowledge of ATS, threatened in writing Claim with which ATS has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of ATS under any of such Material Agreements, except for such noncompliances, acts or omissions that, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATS. Without limiting the generality of the foregoing, Section 5.14 of the ATS Disclosure Schedule sets forth a true, correct and complete description of all material acquisitions pending or which are actively being negotiated and the current status of all such acquisitions, except for those which ATS cannot disclose due to its obligations to maintain the same in confidence, none of which, if consummated on the terms and conditions currently being negotiated, will have a Material Adverse Effect on ATS.

          5.15  Ordinary Course of Business. Since September 30, 1997, except
(i) as may be described on Section 5.15 of the ATS Disclosure Schedule, or (ii) as may be required or expressly permitted or contemplated by the terms of this Agreement, ATS:

                    (a) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business, consistent with past practice, it being understood that the acquisition and financing of communications sites and related assets and other business involved in the communications sites industry and the construction of communications towers and related assets is part of the ordinary course of business of ATS;

                    (b) except in each case in the ordinary course of business, consistent with past practice, it being understood that the acquisition and financing of communications sites and related assets and other business involved in the communications sites industry and the construction of communications towers and related assets is part of the ordinary course of business of ATS:

                              (i)     has not incurred any obligation or
                    liability (fixed, contingent or other) individually having a value in excess of $100,000;

                              (ii) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $100,000;

                              (iii)   has not entered into any individual
                    commitment having a value in excess of $100,000; and

                              (iv)    has not canceled any debts or claims;

                    (c) has not created or permitted to be created any Lien on any of its property, except for Permitted Liens;

                    (d) has not made or committed to make any additions to its property or any purchases of equipment, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

                    (e) except in the ordinary course of business consistent with past practice, has not increased the compensation payable or to become payable to any of the ATS Employees or otherwise materially altered, modified or changed the terms of their employment;

                    (f) has not suffered any damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority that has had or is reasonably likely to have a Material Adverse Effect on ATS;

                    (g) has not waived any rights of material value without fair and adequate consideration;

                    (h)  has not experienced any work stoppage;

                    (i) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of ATS; and

                    (j)  has not made, paid or declared any Distribution.

          5.16 Material and Adverse Restrictions. ATS is not a party to or subject to, nor is any of the ATS Assets subject to, any Applicable Law, Governmental Authorization, Contractual Obligation, Employment Arrangement, Material Agreement or Private Authorization, or any other obligation or restriction of any kind or character, which now has or, as far as ATS can now reasonably foresee, at any time in the future, individually or in the aggregate, is likely to have, any Material Adverse Effect on ATS, except as set forth in
Section 5.16 of the ATS Disclosure Schedule and except for matters affecting the tower rental and construction industry generally.

          5.17 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger in the capacity of broker, agent or finder or in any similar capacity on behalf of ATS or, to the knowledge of ATS, ARS which, in each case, will result in liability to the Surviving Corporation which was not reflected in the financial information heretofore furnished by ATS to ATC.

          5.18 Solvency. As of the execution and delivery of this Agreement, ATS is, and immediately prior to the consummation of the Merger will be, Solvent.

          5.19 Environmental Matters. Except as set forth in Section 5.19 of the ATS Disclosure Schedule, with respect to the ATS Assets and the ATS Business, ATS:

                    (a) has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to ATS' knowledge, is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

                    (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

                    (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any Final Order issued pursuant to any Environmental Law;

                    (d) has obtained all Environmental Permits required under Environmental Laws, and has filed all applications, notices and other documents required to be filed prior to the date of this Agreement to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of its business in the manner now conducted;

                    (e) is in compliance in all material respects with all Environmental Laws, and is not the subject of or, to ATS' knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

                    (f) has provided ATC with copies of all environmental site assessments, audits or other investigatory reports in its possession that pertain to any property currently owned, leased, operated or occupied by ATS;

                    (g) has not installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by ATS and, to ATS' knowledge, there are no above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation or any property currently owned, leased or operated by ATS;

                    (h) has not disposed of, released, spilled or buried any Hazardous Materials (nor has any Person acting on its behalf done so) in violation of Environmental Laws on any property or facility owned, leased, operated or occupied by ATS or to ATS' knowledge at any facility or site to which Hazardous Materials from or generated by ATS may have been taken at any time in the past;

                    (i) has no knowledge of any disposal, release, spill or burial of any Hazardous Materials by ATS (or any Person acting on its behalf) on any property which could reasonably be expected to result or has resulted in contamination which requires investigation, remediation or other response activity on or beneath any properties or facilities currently owned, leased, operated or occupied by ATS; and

                    (j) has no knowledge of any past or present Event related to ATS' properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued material compliance with all Environmental Laws applicable to the conduct of ATS' business in the manner now conducted, or which, individually or in the aggregate, could reasonably be expected to form the basis of any material Claim against ATS in connection with the release or threatened release into the environment of any Hazardous Material.

          5.20 Capital Stock. The authorized and outstanding capital stock of ATS is as set forth in Section 5.20 of the ATS Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is owned of record and, to ATS' knowledge, beneficially by ARS. Except as described in Section 5.20 of the ATS Disclosure Schedule, ATS has not granted or issued, nor has ATS agreed to grant or issue, any shares of its capital stock or any Option Security or Convertible Security, and ATS is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or

Convertible Security. The shares of ATS Class A Common Stock to be issued pursuant to consummation of the Merger or upon exercise of the ATS Options have been duly authorized and, when so issued, will be validly issued, fully paid and nonassumable, and all such shares have been duly reserved for issuance pursuant to such consummation or exercise.

          5.21 State Takeover Statutes. To ATS' knowledge, no state takeover Law, statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

          5.22 ATS Private Placement. ATS and the Persons named in the ATS Information Statement (and possible other Persons) intend to enter into binding and definitive documentation substantially on the terms and conditions described in the ATS Information Statement with respect to the ATS Private Placement. Pursuant to such documentation, ATS and such Persons will have agreed to purchase shares of ATS Class B Common Stock for a per share purchase price of not less than $9.00 per share and for an aggregate purchase price equal to not less than $80.0 million on such other terms and conditions not materially less favorable, in the aggregate, to ATS than those described in the ATS Information Statement.

          5.23 ARS Organization and Business; Power and Authority; Effect of Transaction.

                    (a) ARS is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ARS.

                    (b) ARS has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, the CBS Merger Agreement and each agreement or other document executed or required to be executed by it pursuant thereto, including without limitation the ATS Separation Agreement, and to consummate the CBS Merger and the Tower Distribution; and the execution, delivery and performance of the CBS Merger Agreement and each agreement or other document executed or required to be executed by ARS pursuant thereto, including without limitation the ATS Separation Agreement, have been duly authorized by all requisite corporate or other action on the part of ARS, and no other corporate proceedings on the part of ARS, including without limitation that of the ARS common stockholders, are necessary to authorize the CBS Merger Agreement or the transactions contemplated thereby, including without limitation the ATS Separation Agreement, or to consummate the CBS Merger and the Tower Distribution. The CBS Merger Agreement has been duly executed and delivered by ARS and constitutes, and each agreement or other document executed or required to be executed by it pursuant thereto or to consummate the CBS Merger and the Tower Distribution, when executed and delivered by ARS will constitute, legal, valid and binding obligations of ARS, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity. No consent or approval from the stockholders of ARS is required to consummate the Merger (including the issuance of the Merger Consideration) or the Tower Distribution, except that a waiver of the restricted payments covenant of the Certificate of Designation with respect to the ARS Cumulative Preferred Stock (the "ARS Preferred Certificate") will be required from the holders thereof in order to effect the Tower Distribution, whether pursuant to the CBS Merger Agreement or otherwise.

                    (c) Except as set forth in Section 5.23(c) of the ATS Disclosure Schedule or in Section 5.23(b), neither the execution and delivery by ARS of the CBS Merger Agreement or any agreement or other document executed or required to be executed by it pursuant thereto, nor the consummation of the CBS Merger or the Tower Distribution by ARS, nor compliance with the terms, conditions and provisions hereof or thereof by ARS:

                              (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ARS or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ARS; or

                              (ii) will require ARS to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

                                   ARTICLE 6

                                   COVENANTS

          6.1   Access to Information; Confidentiality.

                    (a) Each party shall afford to the other party and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its (and its Subsidiaries') properties, books, contracts, commitments and records (including without limitation Tax Returns), but excluding any of the foregoing that are or may become the subject of, and not disclosable under, the terms of any confidential agreement (the "Restricted Information") and, during such period, shall furnish promptly upon request (i) a copy of each report, schedule and other document filed or received by either party pursuant to the requirements of any Applicable Law (including without limitation the FCA) or filed by it with any Authority in connection with the Merger or any other report, schedule or documents which may have a material effect on the businesses, operations, properties, prospects, personnel, condition, (financial or other), or results of operations of their respective businesses, (ii) to the extent not provided for pursuant to the preceding clause, all financial records, ledgers, work papers and other sources of financial information possessed or controlled by it or its accountants deemed by each party or its Representatives necessary or useful for the purpose of performing an audit of the business and assets of ATC and ATS, as applicable, and, in the case of ATS, certifying financial statements and financial information pursuant to the provisions of Section 7.2(d), and (iii) such other information concerning any of the foregoing as ATS or ATC shall reasonably request, other than any Restricted Information. All Confidential Information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such Confidential Information, which consent shall not be unreasonably withheld, delayed or conditioned, be disclosed by the other party in any manner whatsoever, in whole or in part, and, except as required by Applicable Law, shall not be used for any purposes, other than in connection with the Merger (including without limitation in connection with any registration, proxy or information statement or similar document filed pursuant to any federal or state securities Law) . Except as otherwise herein provided, each party agrees to reveal such Confidential Information only to those of its Representatives or other Persons who need to know such Confidential Information for the purpose of evaluating and consummating the Merger who are informed of its confidential nature. For purposes of this Agreement, "Confidential Information" shall mean any and all information (excluding information that (i) has been or is obtained from a source independent of the disclosing party, (ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party, or (iii) is independently developed by the receiving party without reliance in any way on information provided by the disclosing party) related to the business or businesses of ATS and its Affiliates, on the one hand, or ATC and its Affiliates, on the other hand, including any of their respective successors and assigns.

                    (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver all written Confidential Information provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and shall not retain any copies, extracts or other reproductions in whole or in part of such written material, other than, in the event any Legal Action or Claim is then pending, threatened or reasonably likely to be asserted, one copy thereof which shall be delivered to independent counsel for such party.

                    (c) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of either party or any condition to the obligations of the parties hereto.

                    (d) The provisions of this Section shall apply to all Subsidiaries of ATC and ATS.

          6.2 Agreement to Cooperate.

                    (a) Each of the parties hereto shall use reasonable business efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger according to the terms and subject to the conditions hereof, and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Merger according to the terms and subject to the conditions hereof or the consummation of the other Transactions according to the terms and subject to the conditions hereof, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation, if required, filings within ten (10) business days of the date of this Agreement under the Hart-Scott-Rodino Act and all filings necessary for ATS to own and operate the ATC Assets and the ATC Business), (iv) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in Article 7, including without limitation the truth and correctness as of the Closing Date as if made on and as of the Closing Date (other than those that speak as of a specific date which need only be true and correct as of such date) of the representations and warranties of such party and the performance and satisfaction as of the Closing Date of all agreements and conditions to be performed or satisfied by such party.

                    (b) ATC shall cooperate and use its reasonable business efforts to cause its independent accountants to reasonably cooperate with ATS, and at ATS' expense, in order to enable ATS to have ATC's or ATS' independent accountants prepare audited financial statements for ATC described in Section 7.2(d). ATC will use its reasonable business efforts to ensure that such financial statements will have been prepared in accordance with GAAP applied on a basis consistent with the ATC Financial Statements and will present fairly in all material respects the financial condition, results of operation and cash flow of ATC. Without limiting the generality of the foregoing, ATC agrees that it will (i) consent to the use of such audited financial statements in any registration, proxy or information statement or other document filed by ATS or any of its Affiliates under the Securities Act or the Exchange Act and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as ATS' or ATC's independent accountants may reasonably request under the circumstances.

                    (c) Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, ATS and ATC shall, at the written request of the other made from time to time within thirty (30) days of the date of this Agreement, deliver or cause to be delivered to ATC or ATS, as the case may be, copies of (i) all title report and title insurance and (ii) Phase I environmental site assessment reports or other environmental reports or studies in their possession with respect to real property owned or leased by such party. Each of ATS and ATC (an "investigating party") may at its own cost and expense obtain, and deliver to the other party (the "owning party") full and complete copies of, preliminary title reports and/or Phase I environmental site assessment reports (or other environmental reports or studies) with respect to any real property owned or leased by the owning party (i) which is not covered by a title or environmental report delivered to the investigating party or (ii) with respect to which the title or environment report so furnished, in the reasonable business judgment of the investigating party, raises questions of (x) defects in title, in the case of title reports, or
          (y) potential liability, in the case of Phase I environmental site assessment reports (or other environmental reports or studies) which, in the case of title defects or potential liability has had or could reasonably be expected to have a Material Adverse Effect on the owning or leasing party. Site assessments shall be conducted by such consultants and professionals as ATS and ATC shall mutually agree and shall be arranged at times mutually convenient to the parties. Each of ATC and ATS shall be entitled to have representatives present at the time such site assessments are conducted, and to have copies of all correspondence with any environmental company conducting the site assessment pursuant to the provisions of this Section.

                    (d) ATC agrees that prior to the Closing Date it will not make or permit to be made any change affecting any bank, trust company, savings and loan association, brokerage firm or safe deposit box or in the names of the Persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in such powers of attorney, or open any additional accounts or boxes or grant any additional powers of attorney, without in each case notifying ATS in writing on or prior to the Closing Date.

          6.3 Public Announcements. Until the Closing or the termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case the disclosing party shall use its reasonable business efforts to consult with the other party and agree upon the nature, content and form of such disclosure, press release or other statement.

          6.4 Notification of Certain Matters. Each party shall give prompt notice to the other, of the occurrence or non-occurrence of any Event of which such party becomes aware the occurrence or non-occurrence of which would be reasonably likely to cause (a) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (b) any failure made by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

          6.5 No Solicitation. Neither ATC nor ATS shall, nor shall either of them knowingly permit any of its or any of their Representatives or, with respect to ATS, permit ARS (including, without limitation, any officer, director, stockholder or any investment banker, broker, finder, attorney or accountant retained by it) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any Alternative Transaction applicable to it, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to, it for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect any Alternative Transaction applicable to it, or agree to or endorse any Alternative Transaction applicable to it. If ATC or ATS or any of its Representatives receives any inquiry with respect to an Alternative Transaction applicable to it while this Agreement is in effect, ATC or ATS, as the case may be, shall inform the inquiring party that it is not entitled to enter into discussions or negotiations relating to such an Alternative Transaction. The provisions of this Section shall apply to all Subsidiaries of ATC and ATS.

          6.6 Conduct of Business by ATS Pending the Merger. Without limiting any other covenant or agreement of ATS set forth in this Agreement, except as otherwise permitted or contemplated by this Agreement, including without limitation pursuant to the ATS Separate Agreement and, in the case of paragraphs
(a) and (b)(ii) and (iii), the Tower Distribution, after the date hereof and prior to the Closing Date or earlier termination of this Agreement unless ATC shall otherwise agree in writing, ATS shall, and shall cause its Subsidiaries, to:

                    (a) conduct its business in the ordinary and usual course of business and consistent with past practice, it being understood that the acquisition of communications sites and related assets and other business involved in the communications sites industry and the construction and maintenance of communications towers and related assets is part of the ordinary course of business of ATS; provided, however, that any such acquisition or construction activity shall be subject to the other paragraphs of this Section, including without limitation paragraphs (d) and (l);

                    (b) not (i) amend or propose to amend their respective Organic Documents, (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

                    (c) not issue, sell, transfer, assign, convey, pledge or dispose of, or agree to issue, sell, transfer, assign, convey, pledge or dispose of, any shares of ATS Common Stock, Convertible Securities, Option Securities or other equity securities;

                    (d) not (i) incur or become contingently liable with respect to any Indebtedness for Money Borrowed other than (x) borrowings, in addition to those permitted or consented to pursuant to the provisions of clause (y) immediately following, not to exceed the sum of (I) the principal amount of borrowings presently outstanding and (II) $5.0 million in the aggregate outstanding at any one time, and (y) borrowings necessary to finance acquisitions and construction projects permitted or consented pursuant to the provisions of paragraph (l) below, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than (A) pursuant to agreements which are described in Section 6.6(d) of the ATS Disclosure Schedule, (B) Liens arising in accordance with the provisions of indebtedness in effect on the date hereof and in accordance with their present terms, and (C) leases of towers and shelter space to third-party customers, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to officers and employees of ATS for travel, business or relocation expenses in the ordinary course of business consistent with past practices;

                    (e) use reasonable business efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

                    (f) at ATC's reasonable request, confer on a regular basis with one or more representatives of ATC to report material operational matters and the general status of ongoing operations, including without limitation the status of pending and prospective acquisitions and of the CBS Merger, including the satisfaction of the conditions to consummation thereof, to the extent permitted or not restricted by confidentiality provisions;

                    (g) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to employment or termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

                    (h) maintain with financially responsible insurance companies insurance on the ATS Assets and the ATS Business in such amounts and against such risks and losses as are consistent with past practice;

                    (i) not make any Tax election that could reasonably be likely to have a Material Adverse Effect on ATS or settle or compromise any material income Tax liability;

                    (j) except in the ordinary course of business, not modify or amend in any material adverse manner or terminate any Material Agreement to which ATS is a party or by which any of the ATS Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

                    (k) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

                    (l) not enter into or agree to enter into any Restricted Transaction (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expected to be expended by ATS or any of its Subsidiaries in connection with such individual Restricted Transaction (together with any group of related Restricted Transactions) exceeds $5.0 million, or (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Restricted Transactions) exceeds $20.0 million; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in Section 6.6(l) of the ATS Disclosure Schedule. (ATC agrees not to unreasonably withhold, delay or condition a consent to any Restricted Transaction as to which ATS has requested its consent pursuant to the provisions of this Section, it being understood that any such consent shall not, however, relieve ATS from the obligation to comply with the provisions of this Agreement (other than, to the extent so consented to, paragraph (d) hereof) and shall not be deemed to be a waiver of any condition of ATC's obligations to consummate the Merger set forth in
          Section 7.3);

                    (m) except as set forth in Section 5.13 of the ATS Disclosure Schedule, (i) not grant to any executive officer or other key employee of ATS any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (ii) not grant to any such executive officer any increase in severance or termination pay, (iii) not adopt or amend any Plan or Benefit Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (iv) except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization, material Private Authorization or Contract, except, for purposes of this clause (iv) only, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATS;

                    (n) not voluntarily take or permit to be taken any action which if taken between the end of its most recent fiscal quarter and prior to the date of this Agreement would have been required to be noted as an exception on Section 5.15 of the ATS Disclosure Schedule, other than as permitted or not restricted by the preceding provisions of this Section 6.6; and

                    (o) not authorize or enter into any agreement that would violate any of the foregoing.

          6.7 Conduct of Business by ATC Pending the Merger. Without limiting any other covenant or agreement of ATC set forth in this Agreement, except as otherwise permitted or contemplated by this Agreement, or as set forth or described in the ATC Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless ATS shall otherwise consent in writing, ATC shall, and shall cause its Subsidiaries to:

                    (a) conduct its business in the ordinary and usual course of business and consistent with past practice, it being understood that the acquisition of communications sites and related assets and other business involved in the communications sites industry and the construction and maintenance of communications towers and related assets is part of the ordinary course of business of ATC; provided, however, that any such acquisition or construction activity shall be subject to the other paragraphs of this Section, including without limitation paragraphs (d) and (l);

                    (b) not (i) amend or propose to amend their respective Organic Documents, (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

                    (c) not issue, sell, transfer, assign, convey, pledge or dispose of, or agree to issue, sell, transfer, assign, convey, pledge or dispose of, any shares of ATC Common Stock, Convertible Securities, Option Securities or other equity securities;

                    (d) not (i) incur or become contingently liable with respect to any Indebtedness for Money Borrowed other than (x) borrowings, in addition to those permitted or consented to pursuant to the provisions of clause (y) immediately following, not to exceed $2.5 million in the aggregate outstanding at any one time, (y) borrowings necessary to fund finance acquisitions or construction projects permitted pursuant to the provisions of paragraph (l) below or to fund bonus payments and transaction fees permitted by the provisions of this Agreement, and (z) up to $4.5 million of subordinated borrowings to exercise redemption rights with respect to ATC's preferred stock,
          (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets (except for nonstrategic assets that in the aggregate have a fair market value of less than $1.0 million) or sell any businesses other than (A) pursuant to agreements which are described in Section 6.7(d) of the ATC Disclosure Schedule, (B) Liens arising in accordance with the provisions of indebtedness in effect on the date hereof and in accordance with their present terms, and (C) leases of towers and shelter space to third-party customers or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to officers and employees of ATC for travel, business or relocation expenses in the ordinary course of business consistent with past practices;

                    (e) use reasonable business efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees (other than individuals identified to ATS prior to date hereof with specific reference to this provision), and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

                    (f) at ATS' reasonable request, confer on a regular basis with one or more representatives of ATS to report material operational matters and the general status of ongoing operations, including without limitation the status of pending and prospective acquisitions to the extent permitted or not restricted by confidentiality provisions;

                    (g) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to employment or termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

                    (h) maintain with financially responsible insurance companies insurance on the ATC Assets and the ATC Business in such amounts and against such risks and losses as are consistent with past practice;

                    (i) not make any Tax election that could reasonably be likely to have a Material Adverse Effect on ATC or settle or compromise any material income Tax liability;

                    (j) except in the ordinary course of business, not modify or amend in a manner materially adverse to ATC or terminate any Material Agreement to which ATC is a party or by which any of the ATC Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

                    (k) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

                    (l) not enter into or agree to enter into any Restricted Transactions (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expected to be expended by ATC or any of its Subsidiaries in connection with such individual Restricted Transaction (together with any group of related Restricted Transactions) exceeds $5.0 million, or (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Restricted Transactions) exceeds $20.0 million; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in
          Section 6.7(l) of the ATC Disclosure Schedule. (ATS agrees not to unreasonably withhold, delay or condition a consent to any Restricted Transaction as to which ATC has requested its consent pursuant to the provisions of this Section, it being understood that any such consent shall not, however, relieve ATC from the obligation to comply with the provisions of this Agreement (other than, to the extent so consented to, paragraph (d) hereof) and shall not be deemed to be a waiver of any condition of ATS' obligations to consummate the Merger set forth in Section 7.2);

                    (m) except as set forth in Section 4.14 of the ATC Disclosure Schedule, (i) not grant to any executive officer or other key employee of ATC any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Benefit Arrangements in effect as of September 30, 1997, (ii) not grant to any such executive officer any increase in severance or termination pay, except as was required under any Benefit Arrangements in effect as of September 30, 1997, (iii) not adopt or amend any Plan or Benefit Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (iv) except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization, material Private Authorization or Contract, except, for purposes of this clause (iv) only, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATC;

                    (n) not voluntarily take or permit to be taken any action which if taken between the end of its most recent fiscal quarter and prior to the date of this Agreement would have been required to be noted as an exception on Section 4.16 of the ATC Disclosure Schedule, other than as permitted or not restricted pursuant to the provisions of this Section 6.7; and

                    (o) not authorize or enter into any agreement that would violate any of the foregoing.

          6.8 Directors', Officers' and Employees' Indemnification and
          Insurance.

                    (a) The Organic Documents of ATS shall contain provisions no less favorable with respect to indemnification than are set forth in the Organic Documents of ATS, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of ATC or any of its Subsidiaries, unless such modification shall be required by Applicable Law.

                    (b) From and after the Effective Time, ATS shall indemnify, defend and hold harmless the present and former officers, directors and employees of ATC or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any claim, action, suit, proceeding or investigation (as used in this Section, a "claim"), based in whole or in part on the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer or employee of ATC or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, in connection with this Agreement, the Merger and the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under the DCL (and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DCL). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to ATS and ATS shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) ATS shall use its best efforts to assist in the defense of any such claim; provided, however, that ATS shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

                    (c) ATS will use its best efforts to cause to be maintained for a period of not less than six (6) years from the Effective Time a directors' and officers' insurance and indemnification policy that provides coverage for events occurring on or prior to the Effective Time ("D&O Insurance") for all Persons who are directors and officers of ATC or any of its Subsidiaries on the date of this Agreement, so long as the annual premium therefor would not be in excess of $500,000. If any then existing D&O Insurance expires, is terminated or canceled during such six-year period, ATS will use its best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of $500,000, on terms and conditions no less advantageous to the covered Persons than the then existing D&O Insurance.

                    (d) In the event ATS or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of ATS shall assume the obligations set forth in this Section.

                    (e) This Section is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on ATS and its successors and assigns. ATS shall furnish ATC with a copy of the D&O insurance complying with the provisions of this Section 6.8 at or prior to the Closing.

          6.9   ATC Employees and Benefit Plans.

                    (a) Notwithstanding any provision in this Agreement to the contrary, on or prior to the Closing Date, ATC may (i) take any action permitted under Paragraph VIII(c) of ATC's 1995 Stock Option Plan with respect to any or all Option Securities issued and outstanding under such plan, (ii) accelerate the vesting and exercisability of any or all of such Option Securities, (iii) amend any or all such Option Securities to provide that such Option Security shall continue to be exercisable for its entire stated term without regard to the employment status or death of the holder of such Option Security, and
          (iv) pay bonuses to the employees of ATC and its Subsidiaries in such amounts as ATC shall determine in its sole discretion; provided, however, that (A) the aggregate amount of the bonuses paid pursuant to clause (iv) of this sentence, when added to any fees or expense reimbursements paid or payable to any financial advisers in connection with the Merger or related financial advice, shall not exceed $5.0 million (which amount shall not include nor be reduced by any performance bonuses paid to employees of ATC and its Subsidiaries with respect to calendar year 1997 on a basis consistent with past practices), and (B) ATC shall have any action or payment described in this sentence approved by the stockholders of ATC in accordance with the provisions of Section 280G(b)(5) of the Code to the extent necessary to ensure that no actions taken with respect to the employees of ATC and its Subsidiaries or payments made to such employees would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code. Any bonus paid pursuant to clause
          (iv) of the preceding sentence may be paid in cash, by reducing the purchase price of shares of ATC Common Stock that may be acquired under an Option Security issued under ATC's 1995 Stock Option Plan, or any combination of the foregoing. Any actions taken or payments made by ATC pursuant to the provisions of this Section 6.9(a) may vary among the individual employees of ATC and its Subsidiaries and may vary among the Option Securities held by any individual employee, all as determined by ATC in its sole discretion.

                    (b) ATS shall take such action as may be necessary so that at the Effective Time and for twelve (12) months thereafter the individuals employed by ATC and its Subsidiaries immediately prior to the Effective Time (the "Continued Employees") shall receive base compensation (i.e., salary and wages) at a rate that is not less than that received by such Continued Employees immediately prior to the Closing Date; provided, however, that the foregoing provisions shall not impair ATS' ability to terminate any such Continued Employee for cause. If, within the twelve-month period beginning at the Effective Time, the employment of any Continued Employee is terminated by ATS or any of its Subsidiaries other than for cause, or any Continued Employee is required to accept a material reduction in his or her title or responsibilities or to transfer to a job location that is more than thirty-five (35) miles from his or her job location immediately prior to the Effective Time, but refuses such reduction or transfer within fifteen (15) days of notice of such reduction or transfer, then ATS shall continue to pay such Continued Employee his or her base rate of pay for the balance of such twelve-month period (without mitigation for any subsequent employment by such continued employee). The provisions of this Section 6.9(b) shall not be applicable with respect to Fred R. Lummis.

                    (c) ATS shall take such action as may be necessary so that on and after the Effective Time and for twelve (12) months thereafter, officers and employees of ATC and its Subsidiaries shall be provided employee benefits, plans and programs (excluding equity incentive arrangements) which are no less favorable in the aggregate than those generally available pursuant to those employee benefit plans and programs in effect for such officers and employees immediately prior to the Effective Time; it being understood that ATS shall determine the types and levels of specific benefits to be so provided. For purposes of eligibility to participate, vesting and benefit determinations (other than benefit accruals under any defined benefit plan) in all benefits provided to officers and employees of ATC and its Subsidiaries, such officers and employees of ATC and its Subsidiaries will be credited with their service with ATC and its Subsidiaries and their respective predecessors. Upon termination of any health plan of ATC or any of its Subsidiaries, individuals who were officers or employees of ATC or its Subsidiaries at the Effective Time shall if employed by ATS or its Subsidiaries become eligible to participate in such health plans as may be established or maintained by ATS or its Subsidiaries to the extent that such individuals and their eligible dependents were eligible to participate in the applicable health plan of ATC or its Subsidiaries immediately prior to the Effective Time. Amounts paid during the calendar year in which such change of coverage occurs by officers and employees of ATC and its Subsidiaries under any health plans of ATC shall after such change be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of ATS or its Subsidiaries provided during such calendar year to the same extent as if such amounts had been paid under such health plans of ATS or its Subsidiaries and ATS shall cause to be waived under its health plans any pre-existing conditions as of the date of termination of the ATC health plan and eligibility to participate in such health plan to the extent such conditions would be waived under the applicable plans of ATC and its Subsidiaries as in effect on the date hereof. Nothing in this Agreement shall be construed as granting to any employee of ATC or its Subsidiaries any rights of continuing employment.

          6.10 ATC Stock Options. Prior to the Effective Time, ATS and ATC shall take such action as may be necessary to cause each unexpired and unexercised option to purchase ATC Common Stock that is outstanding immediately prior to the Merger (each, an "ATC Option" and collectively, the "ATC Options") to be automatically converted at the Effective Time into an option (each, an "ATS Option" and collectively, the "ATS Options") to purchase a number of shares of ATS Class A Common Stock equal to the product of the number of shares of ATC Common Stock which the holder is entitled to purchase under the ATC Option multiplied by the Exchange Ratio, at a price per share equal to the quotient obtained by dividing (a) the per share option exercise price determined pursuant to the ATC Option by (b) the Exchange Ratio. Each ATS Option will otherwise have the same terms and conditions as the ATC Option exchanged therefor, including acceleration and period of exercise. At the Effective Time, ATS will execute and deliver to each holder of an ATS Option a document evidencing ATS' assumptions of ATC's obligations under the ATC Option and all references in the stock option agreements to ATC shall be deemed to refer to ATS. As of the Effective Time, ATS shall assume all of ATC's obligations with respect to the ATC Options as so amended and shall, from and after the Effective Time, have reserved for issuance upon exercise of the ATS Options all shares of ATS Class A Common Stock covered thereby and shall file a Registration Statement on Form S-8 to register the shares of ATS Class A Common Stock subject to the ATS Options granted in replacement of ATC Options. ATS shall take all actions reasonably necessary to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ATS Options remain outstanding. No fractional shares of ATS Class A Common Stock will be issued upon the exercise of any ATS Option, and instead the exercising holder of such ATS Option shall receive cash for any fractional share amounts, based on the fair market value of the ATS Class A Common Stock at the time of exercise.

          6.11 ATS Voting Agreement. ATS shall use its best efforts to cause each of the Persons named therein to execute and deliver to ATC an agreement substantially in the form of Exhibit C attached hereto and made a part hereof (collectively, the "ATS Voting Agreement").

          6.12 Stockholder Approval. ATC will, as soon as practicable following the date thereof, establish a record date (which will be as soon as practicable following the date hereof) for, and, after the Registration Statement has become effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "ATC Stockholders Meeting") for the purpose of obtaining the approval and adoption of this Agreement and the approval of the Merger by the ATC stockholders (the "ATC Stockholder Approval"). ATC will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

          6.13  Registration Statement and Proxy/Information Statement.

                    (a) ATS shall prepare and file with the Commission as soon as is reasonably practicable after the date hereof a Registration Statement under the Securities Act (the "ATS Registration Statement") on Form S-4 in connection with the Merger for the purpose of registering all of the shares of ATS Class A Common Stock to be issued in the Merger. ATS shall also take any action required under Applicable Law in connection with causing the ATS Registration Statement declared effective by the Commission as promptly as practicable, including without limitation making all filings under applicable state blue sky or securities laws in connection with the issuance of ATS Class A Common Stock in the Merger. ATS shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by either of them in connection with the provisions of this Section.

                    (b) ATC shall, as soon as is reasonably practicable after the effectiveness of the ATS Registration Statement, mail notice to the ATC common stockholders of the ATC Stockholders Meeting. Such notice shall comply with the provisions of Applicable Law. ATS and ATC shall promptly furnish to the other all information, and take such other actions, as may reasonably be requested in connection with any action taken to comply with the provisions of this Section, including, in the case of ATS, the final prospectus (the "ATS Prospectus" and, collectively with the notice furnished to the ATC stockholders in connection with the ATC Stockholders Meeting, the "ATC Stockholder Information") contained in the ATS Registration Statement.

                    (c) Each of ATC and ATS shall correct promptly any information provided by it to be used specifically in the ATS Registration Statement and the ATC Stockholder Information that shall have become false or misleading in any material respect and ATS shall take all steps necessary to file with the Commission and have cleared by the Commission any amendment or supplement to the ATS Registration Statement so as to correct such information and ATS shall cause it to be disseminated to the ATC stockholders, to the extent required by Applicable Law. Without limiting the generality of the foregoing, ATS shall notify ATC promptly of the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to the ATS Registration Statement or the ATS Prospectus, or for additional information, and shall supply ATC with copies of all correspondence between it or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the ATS Registration Statement or the ATS Prospectus. Whenever any event occurs which should be described in an amendment or a supplement to the ATS Registration Statement or the ATS Prospectus, ATS shall, upon learning of such event, promptly prepare, file and clear with the Commission and ATS shall mail to the ATC stockholders such amendment or supplement; provided, however, that, prior to such mailing, (i) ATS shall consult with ATC with respect to such amendment or supplement,
          (ii) shall afford ATC reasonable opportunity to comment thereon, and
          (iii) each such amendment or supplement shall be reasonably satisfactory to ATC.

                    (d) ATC shall use its reasonable business efforts to cause to be delivered to ATS and its directors a letter of independent auditors, dated (i) the date of the ATS Prospectus Statement, and (ii) the Closing Date, and addressed to ATS and its directors, in form, scope and substance customary for letters delivered by independent public accountants in connection with registrations statements similar to the ATS Registration Statement.

          6.14 Listing of ATS Class A Common Stock. ATS shall use its reasonable business efforts to effect, at or before the Effective Time, authorization for listing on Nasdaq (or such stock exchange as ATS shall have reasonably selected) upon official notice of issuance, of the additional shares of the ATS Class A Common Stock to be issued pursuant to the Merger; provided, however, that such efforts shall not require the elimination of the different voting rights of the classes of ATS Common Stock.

          6.15 Solicitation of Employees. If this Agreement is terminated, each of ATS and ATC agrees that neither it nor any of its Affiliates will, for a period of eighteen (18) months from the date of such termination, solicit or actively seek to hire any person who during such period is employed by ATC or any of its Affiliates or ATS or any of its Affiliates, as the case may be, whether or not such individual would commit breach of such individual's employment agreement or contact in leaving such employment; provided, however, that the foregoing shall not prevent ATS or ATC (or any of its respective Affiliates) from soliciting or actively seeking to hire any such key employee who (i) initiates employment discussions with it, (ii) is not employed by ATS or ATC, as the case may be, on the date ATC or ATS, as the case may be, first solicits such key employee, or (iii) soliciting through general advertisement.

          6.16  Additional Tax Matters.

                    (a) Except for transactions in the ordinary and usual course of business, following the date on which, for purposes of
          Section 1504 of the Code, ATS ceases to be a member of the "affiliated group" of corporations of which ARS is the "common parent", ATS shall not engage in any transaction and shall not permit an of its Subsidiaries to engage in any transaction that would be treated as an "intercompany transaction" as defined in Treas. Reg. ss. 1.1502-13.

                    (b) Each party hereto shall use all reasonable business efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable business efforts to prevent any Affiliate of such party from taking, any action which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

          6.17 ATS Registration Rights Agreement. Subject to the satisfaction (or waiver) of the conditions to closing set forth in (a) Sections 7.1 and 7.2 (the "ATS Conditions"), at or prior to the Closing, ATS shall execute and deliver a registration rights agreement substantially in the form attached hereto as Exhibit D and made a part hereof (the "ATS Registration Rights Agreement") and permit the ATS Registration Statement to be executed by such of the ATC stockholders as elect to be so included, and
(b) Sections 7.1 and 7.3 (the "ATC Conditions"), ATC shall use its reasonable business efforts to cause ATC's two largest stockholders and Fred R. Lummis to the extent any of them may be an "affiliate", as that term is used in paragraphs
(c) and (d) of Rule 145 under the Securities Act, of ATS, to execute and deliver the ATS Registration Rights Agreement.

          6.18 Charter Amendment. Subject to the satisfaction (or waiver) of the ATS Conditions, at or prior to the Closing, ATS shall cause the ATS Restated Certificate to be approved by the Board of Directors and stockholders of ATS and to be filed with the Secretary of State of the State of Delaware.

          6.19 Conversion of Class B Common Stock. Subject to the satisfaction (or waiver) of the ATS Conditions, at or prior to the Closing, ATS shall cause the ATS Class B Common Stock issued to Steven B. Dodge in the ATS Private Placement to be converted into a like number of shares of ATS Class A Common Stock to the extent that, after giving effect to the consummation of the Merger, Steven B. Dodge, Chairman of the Board and Chief Executive Officer of ATS, would own more than 49.99% of the voting power of the ATS Common Stock within the meaning of the ATS Restated Certificate. ATS shall ensure that no ATS Class B Common Stock is issued in the ATS Private Placement to any Person other than Steven B. Dodge and Thomas H. Stoner, in each case, to the extent permitted by the provisions of this Section and Section 6.25.

          6.20 ATS Separation Agreement. Unless previously entered into and subject to the satisfaction (or waiver) of the ATS Conditions, at or prior to the Closing, ATS shall, and shall ARS to, execute and deliver the ATS Separation Agreement.

          6.21 CBS Merger or Tower Distribution Related Actions. Subject to the satisfaction (or waiver) of the ATS Conditions, at or prior to the Closing, ATS shall, and shall cause ARS to, use its reasonable business efforts to cause (a) the CBS Merger to occur, or, if the Tower Distribution is required in order to satisfy the ATC Conditions, and (b) the Tower Distribution to occur, in each case, in a manner that does not result in a default in, or with the passage of time or giving of notice would not result in a default in or violation of any Material Agreement to which ATS or ARS is a party or by which it is bound or the Organic Documents of ATS or ARS, including without limitation the ATS Credit Agreement, the ARS Credit Agreement and the ARS Cumulative Preferred Stock.

          6.22 Efforts Regarding Pending Transactions. ATS shall use reasonable business efforts to cause to be satisfied on or before the Termination Date all conditions to closing applicable to the Gearon Transaction and the ATS Private Placement and, upon satisfaction thereof, to consummate such transactions.

          6.23 Certain Closing Certificates. ATC shall cause its chief financial officer to deliver to ATS and its counsel at the Closing a certificate showing his calculation, in reasonable detail, of the number of shares of ATC Common Stock determined on a Fully-Diluted Basis immediately prior to the Effective Time. ATS shall cause its chief financial officer to deliver to ATC and its counsel at the Closing a certificate showing his calculation, in reasonable detail, of the number of shares of ATS Common Stock determined on a Fully-Diluted Basis immediately prior to the Effective Time.

          6.24 ATC Affiliates Agreements. ATC shall use its reasonable business efforts to cause each executive officer, director and other Person who may be an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of ATC, to have executed and delivered to ATS an agreement substantially in the form of Exhibit E attached hereto and made a part hereof (collectively, the "ATC Affiliate Agreements").

          6.25 Issue of ATS Class B Common Stock. Subject to the satisfaction of the ATS Conditions, ATS shall not issue any shares of Class B Common Stock or any Convertible Securities convertible or exchangeable into, or Option Securities to purchase, any shares of ATS Class B Common Stock, except (a) to Steven B. Dodge and, in the event Class B Common Stock shall not have been distributed pursuant to the Tower Distribution, Thomas H. Stoner (but, with respect to Mr. Stoner, in a number not more than he holds on the date hereof) pursuant to the provisions of the ATS Private Placement, (b) Option Securities issued to the holders of options to purchase Class B Common Stock of ARS, and
(c) upon consummation of the CBS Merger or the Tower Distribution to holders of Class B Common Stock of ARS. ATS will furnish to ATC, if it has not already done so, within five (5) business days of this Agreement, a list of the holders of Class B Common Stock of ARS or of options to purchase Class B Common Stock of ARS.

          6.26 Election of ATS Directors. Subject to the satisfaction of the ATS Conditions, ATS shall cause Fred R. Lummis and Randall Mays to be elected as members of the Board of Directors of ATS.

          6.27 Employee List. Within ten (10) days after the date hereof, ATS shall furnish ATS with a list of all employees of ARS, ATS or their respective Subsidiaries that are expected to be employed by the Surviving Company after the Merger, the office or title of each and the compensation of each.

          6.28 Certificates of Non-Foreign Status. Prior to the Closing Date, ATC shall in respect of the conversion of ATC Common Stock pursuant to the Merger use its reasonable to obtain on behalf of itself and ATS, from each person who is a stockholder of ATC immediately prior to the Effective Time, a certificate of non-foreign status of such stockholder that meets the requirements of Section 1445 of the Code and Section 1.1445-2(b) of the Treasury Regulations thereunder, it being understood that the failure to obtain any such certificate shall not be deemed to be a breach of this Section. ATC shall furnish to ATS on the Closing Date a copy of such certificates of non-foreign status.


                                   ARTICLE 7

                              CLOSING CONDITIONS

          7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law by each party benefitting therefrom:

                    (a) As of the Closing Date, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

                    (b) The waiting period applicable to the consummation of the Merger and the receipt by each ATC common stockholder of the Merger Consideration due pursuant thereto, as the case may be, under the Hart-Scott-Rodino Act, to the extent applicable, shall have expired or been terminated;

                    (c) The ATS Registration Statement shall have become effective in accordance with the provisions of the Securities Act and in accordance with the provisions of Section 6.13, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities and all shares of ATS Common Stock to be issued to the ATC stockholders pursuant to the Merger shall be covered by the ATS Registration Statement;

                    (d) The shares of ATS Class A Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq (or such other national stock exchange on which such stock is then approved for listing), upon official notice of issuance; and

                    (e)  The ATC Stockholder Approval shall have been obtained.

          7.2 Conditions to Obligations of ATS. The obligation of ATS to effect the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATS to the extent permitted by Applicable Law:

                    (a) ATC shall have furnished ATS and, at ATS' request, any bank or other financial institution providing credit to ATS, with a favorable opinion, dated the Closing Date, of Vinson & Elkins L.L.P., counsel for ATC, substantially in the form attached hereto as Exhibit F and made a part hereof;

                    (b) (i) The representations and warranties of ATC set forth in this Agreement (other than in Section 4.21) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on ATC; provided, however, that for the purpose of this clause
          (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; (ii) the representations and warranties of ATC set forth in Section 4.21 of this Agreement shall be true and correct; provided, however, such untruth shall be disregarded for purposes of this Section 7.2(b) if, by adjusting the Exchange Ratio at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the ATC stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and covenants to be performed or satisfied by ATC or any of the ATC stockholders hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) an executive officer of ATC shall have furnished ATS with his certificate, confirming, to his knowledge, the truth of such representations and warranties and the performance of such covenants and agreements;

                    (c) There has not occurred any Event (including without limitation the failure to secure all authorizations, consents, waivers, orders or approvals required to be obtained by ATC from all Authorities and other Person, and all filings, submissions, registrations, notices or declarations required to be made by any of the parties with any Authority, or the imposition of any condition or requirement in connection therewith) that has had, or is reasonably likely to have, a Material Adverse Effect on ATC, other than an Event affecting the economy or the tower communications business generally or an Event that would not have occurred but for the execution of this Agreement and the announcement of the Merger; and

                    (d) ATS shall have received from its counsel, Sullivan & Worcester LLP, a favorable opinion (dated as of the Closing Date) to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, ATS will not recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, and, in connection with such opinion, ATC and such of its stockholders as such counsel shall have reasonably requested shall have executed and delivered to ATS and such counsel a certificate substantially in the form attached hereto as Exhibit G and made a part hereof.

          7.3 Conditions to Obligations of ATC. The obligation of ATC to effect the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATC to the extent permitted by Applicable Law:

                    (a) ATS shall have furnished ATC, with favorable opinions, dated the Closing Date, of Sullivan & Worcester LLP, counsel for ATS, substantially in the form attached hereto as Exhibit H and made a part hereof, and with respect to such other matters arising after the date of this Agreement and incident to the Merger, as ATC or its counsel may reasonably request;

                    (b) (i) The representations and warranties of ATS set forth in this Agreement (other than in Section 5.20) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on ATS; provided, however, that for the purpose of this clause
          (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; (ii) the representations and warranties of ATS set forth in Section 5.20 of this Agreement shall be true and correct; provided, however, such untruth shall be disregarded for purposes of this Section 7.3(b) if, by adjusting the Exchange Ratio at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the ATS or ARS stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and conditions to be performed or satisfied by ATS or any of the ATS common stockholders hereunder at or prior to the Closing Date (including without limitation the execution and delivery of all collateral documents to be executed and delivered by it or any of them) shall have been duly performed or satisfied in all material respects; and (iv) an executive officer of ATS shall have furnished ATC with his certificate confirming, to his knowledge, the truth of such representations and warranties and the performance of such covenants and agreements;

                    (c) There has not occurred any Event (including without limitation the failure to secure all authorizations, consents, waivers, orders or approvals required to be obtained by ATS from all Authorities and other Person, and all filings, submissions, registrations, notices or declarations required to be made by any of the parties with any Authority, or the imposition of any condition or requirement in connection therewith) that has had, or is reasonably likely to have, a Material Adverse Effect on ATS, other than an Event affecting the economy or the tower communications business generally or an Event that would not have occurred but for the execution of this Agreement and the announcement of the Merger;

                    (d) ATC shall have received evidence of the consummation of the Gearon Transaction and the ATS Private Placement, all on the terms and conditions set forth, in the case of the Gearon Transaction, in the Gearon Merger Agreement, and, in the case of the ATS Private Placement, on the terms and conditions described in the ATS Information Statement, or, in either case, on such other terms and conditions not materially adverse to ATS, including without limitation, but, in any event, in both cases, the issuance of shares of ATS Class A Common Stock shall be at a price per share of not less than $9.00 and, with respect to the ATS Private Placement for a total purchase price of not less than $80.0 million;

                    (e) Fred R. Lummis, one of the stockholders of ATC, and Randall Mays, the Chief Financial Officer of another of the stockholders of ATC, shall have been elected as directors of ATS;

                    (f) ATC shall have received from its counsel, Vinson & Elkins L.L.P., a favorable opinion (dated as of the Closing Date) to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, ATC and its stockholders will not recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, and, in connection with such opinion, ATS shall have executed and delivered to ATC and its counsel a certificate substantially in the form of Exhibit I hereto and made a part hereof; and

                    (g) Either the CBS Merger shall be consummated on the terms set forth in the CBS Merger Agreement, including execution and delivery of the ATS Separation Agreement or the Tower Distribution shall have occurred.


                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

          8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                    (a)  by mutual consent of ATC and ATS; or

                    (b) by either ATS or ATC if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Merger shall have become final and nonappealable; or

                    (c) by ATC in the event (i) ATC is not in breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.2(b) not to be satisfied, and (ii) either (A) the Merger has not been consummated prior to the Termination Date, or (B) ATS is in breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in a manner that would be reasonably likely to cause the conditions set forth in Section 7.3(b) not to be satisfied, and such a breach or untruth exists and is not capable of being cured, by and will prevent or delay consummation of the Merger by or beyond, the Termination Date; or

                    (d) by ATS in the event (i) ATS is not in breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.3(b) not to be satisfied, and (ii) either (A) the Merger has not been consummated prior to the Termination Date, or (B) ATC is in breach of this Agreement or any of ATC's representations or warranties shall have become and continue to be untrue in a manner that would be reasonably likely to cause the conditions set forth in Section 7.2(b) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by, and will prevent or delay consummation of the Merger by or beyond, the Termination Date; or

                    (e) by ATS or ATC in the event (i) the ATC Stockholder Approval has not been obtained prior to the Termination Date, (ii) neither the CBS Merger nor the Tower Distribution has occurred prior to the Termination Date in the manner described in Section 6.21, or
          (iii) prior to the Termination Date, any consent or approval from the ARS stockholders required to satisfy any of the conditions in Article 7 or otherwise to consummate the Merger has not been obtained.

          The right of ATS or ATC to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling either party or any of their respective Representatives whether prior to or after the execution of this Agreement.

          8.2   Effect of Termination.

                    (a) Except as provided in Sections 6.1 (solely with respect to confidentiality), 6.3 and 6.15 and this Section and except as provided in Section 8.2(b), in the event of the termination of this Agreement pursuant to Section 8.1, or in the event the Merger shall not have been consummated prior to the end of business on the Termination Date, except as otherwise provided in this Section, this Agreement shall forthwith become void, there shall be no liability on the part of either party, or any of its respective shareholders, officers or directors, to the other and all rights and obligations of either party shall cease; provided, however, that such termination shall not relieve either party from liability for any willful misrepresentation or willful breach of any of its warranties, covenants or agreements set forth in this Agreement.

                    (b) Notwithstanding anything in this Agreement to the contrary, including without limitation the provisions of Section 9.4, in the event this Agreement is terminated (a) pursuant to the provisions of Section 8.1(e)(i), then ATC acknowledges and agrees that ATS shall be entitled to a termination fee in an amount equal to $15,000,000, together with the reasonable out of pocket fees and expenses (including without limitation the reasonable out of pocket fees and expenses of accountants, attorneys, financial advisors and printers and all registration and other filing fees), not to exceed $1,000,000, incurred by ATS in connection with this Agreement and the Merger, unless ATS has notified Fred R. Lummis (or the then acting Chairman of ATC, if not Mr. Lummis) or ATC is otherwise actually aware, at least five (5) business days in advance of the Termination Date, that the ATS Registration Statement has been declared effective, in which case ATS shall not be entitled to any termination fee, expense reimbursement or other payment from ATC, or (b) pursuant to the provisions of Section 8.1(e)(ii) or (iii), then ATS acknowledges and agrees that ATC shall be entitled to a termination fee in an amount equal to $15,000,000, together with the reasonable out of pocket fees and expenses (including without limitation the reasonable out of pocket fees and expenses of accountants, attorneys, financial advisors and printers and all registration and other filing fees), not to exceed $1,000,000, incurred by ATC in connection with this Agreement and the Merger. The parties agree that, anything in Section 8.2(a), Section 9.4 or elsewhere in this Agreement to the contrary notwithstanding, such amount shall be a sole and exclusive remedy and constitute full payment for any and all damages suffered by ATS or ATC, as the case may be, by reason of the events referred to in the preceding sentence. ATS and ATC agree in advance that actual damages would be difficult to ascertain and that such termination fee is a fair and equitable amount to be paid by ATC or by ATS in order to reimburse the other for damages sustained due to the failure of the Merger to be consummated for the above-stated reasons.


                                   ARTICLE 9

                              GENERAL PROVISIONS

          9.1 Waivers; Amendments. Changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provision thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith.

          9.2 Fees, Expenses and Other Payments. All costs and expenses incurred in connection with this Agreement and the consummation of the Merger, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall be borne solely and entirely by the party which has incurred such costs and expenses or which is responsible therefor under Applicable Law.

          9.3 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered (a) three (3) days after being mailed by first-class or express mail, postage prepaid, (b) the next business day when sent overnight by recognized courier service, (c) upon confirmation when sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (d) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

                    (a)      If to ATS:

                    116 Huntington Avenue
                    Boston, Massachusetts 02116
                    Attention:   Joseph L. Winn, Chief Financial Officer
                    Telecopier No.:  (617) 375-7575
                    with a copy to:

                    Sullivan & Worcester LLP
                    One Post Office Square
                    Boston, Massachusetts 02109
                    Attention:  Norman A. Bikales, Esq.
                    Telecopier No.:  (617) 338-2880

                    (b)      If to ATC:

                    3411 Richmond Avenue,
                    Suite 400
                    Houston, Texas 77046
                    Attention: Marty L. Jimmerson, Chief Financial Officer
                    Telecopier No.:   (713) 629-1189

                    with a copy to:

                    Vinson & Elkins L.L.P.
                    1001 Fannin
                    Suite 2300
                    Houston, Texas 70002-6170
                    Attention: Bruce C. Herzog, Esq.
                    Telecopier No.:  (713) 615-5946

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party given in accordance with this Section.

          9.4 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, except as otherwise provided in Section 8.2(b), be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Except as otherwise provided in Section 8.2, nothing herein contained shall be construed as prohibiting either party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or Applicable Law for a breach by the other party, including without limitation the recovery of damages, including, to the extent awarded in any Legal Action, punitive, incidental and consequential damages (including without limitation damages for diminution in value and loss of anticipated profits) or any other measure of damages permitted by Applicable Law.

          9.5 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely either party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

          9.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

          9.7 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          9.8 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent that the DCL or other laws of the State of Delaware shall be applicable.

          9.9 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as the other party reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

          9.10 Entire Agreement. This Agreement (together with the ATC Disclosure Schedule, the ATS Disclosure Schedule, the Exhibits and the other Collateral Documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof. Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) neither of the parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing, (b) there are no covenants or agreements by or on behalf of either party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY

HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER OF THE PARTIES MAKES ON BEHALF OF ITSELF AND ITS DIRECTORS, OFFICERS, STOCKHOLDERS AND OTHER AFFILIATES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ON BEHALF OF ITSELF AND ITS OFFICERS, DIRECTORS, STOCKHOLDERS AND OTHER AFFILIATES ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

          9.11 Assignment. This Agreement shall not be assignable by either party and any such assignment shall be null and void, except that it shall inure to the benefit of and by binding upon any successor to either party by operation of law, including by way of merger, consolidation or sale of all or substantially all of its assets.

          9.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Sections 6.8, 6.9(b), 6.9(c), 6.10 and 8.11.

          9.13 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for damages or other remedies attributable to or based upon fraud, willful or intentional misrepresentation or willful or intentional breach of warranty, covenant or agreement, none of the representations, warranties, covenants and agreements in this Agreement shall survive the Merger, and after effectiveness of the Merger neither party nor any of its respective officers, directors or stockholders shall have any further obligation with respect thereto. This Section shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          9.14 Mutual Drafting. This Agreement is the result of the joint efforts of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.


                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                     American Tower Systems Corporation


                                     By: /s/ Joseph L. Winn
                                         Name:  Joseph L. Winn
                                         Title:    Chief Financial Officer

                                     American Tower Corporation


                                     By: /s/  Fred R. Lummis
                                         Name:  Fred R. Lummis
                                         Title:   President

                                                                      APPENDIX A

                                  DEFINITIONS

          Affiliate, Affiliated shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and (f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

          Agreement shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A, the ATC Disclosure Schedule, the ATS Disclosure Schedule and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

          Aggregate Merger Shares shall mean the number obtained by solving the following equation for "x":

                    x = (.5384615) multiplied by y, where "y" is the number of shares of ATS Common Stock determined on a Fully-Diluted Basis immediately prior to the Effective Time. Thus, in the event there were no Dissenting Shares, the number of Aggregate Merger Shares would equal 35% of the sum of the Aggregate Merger Shares and the number of shares of ATS Common Stock determined on a Fully-Diluted Basis.

          Alternative Transaction shall mean, with respect to any Person, a transaction or series of related transactions (other than the Transactions) resulting in or reasonably likely to result in (i) any change of control of such Person, (ii) any merger, consolidation or other business combination of such Person, regardless of whether such Person is the surviving Entity unless the surviving Entity remains obligated under this Agreement to the same extent as such Person was, (iii) any tender offer or exchange offer for, or any acquisitions of, any securities of such Person, (iv) any sale or other disposition of all or any substantial part of the assets or business of such Person, (v) any issue or sale, or any agreement to issue or sell, any capital stock, Convertible Securities, Option Securities or other equity securities by such Person, or (vi) any issue, sale, transfer, pledge, assignment or other conveyance or any agreement to issue, sell, transfer, pledge, assign or otherwise convey, any capital stock, such Convertible Securities, Option Securities or other equity securities of such Person.

          Applicable Law shall mean any Law of any Authority, whether domestic or foreign, including without limitation the FCA and all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

          ARS shall have the meaning given to it in the fourth Whereas paragraph.

          ARS Credit Agreements shall mean the two credit agreements of ARS with its lending banks and other financial institutions.

          ARS Cumulative Preferred Stock shall mean the 11 3/8% Cumulative Exchangeable Preferred Stock, par value $.01 per share, of ARS.

          ARS Preferred Certificate shall have the meaning given to it in
Section 5.23(b).

          ATC shall have the meaning given to it in the Preamble.

          ATC Affiliate Agreements shall have the meaning given to it in Section 6.24.

          ATC Assets shall have the meaning given to it in Section 4.4(a).

          ATC Business shall have the meaning given to it in Section 4.4(a).

          ATC Business Description shall mean the business description of ATC set forth in the ATS Prospectus.

          ATC Common Stock shall have the meaning given to it in Section 3.1(b).

          ATC Conditions shall have the meaning given to it in Section 6.17.

          ATC Disclosure Schedule shall mean the ATC Disclosure Schedule dated as of the date of this Agreement delivered by ATC to ATS.

          ATC Employees shall have the meaning given it in Section 4.14.

          ATC Financial Statements shall have the meaning given to it in Section 4.2.

          ATC Governmental Authorizations shall have the meaning given to it in
Section 4.6(a).

          ATC Option(s) shall have the meanings given to those terms in Section 6.10.

          ATC Preferred Stock shall have the meaning given to it in Section 3.1(d).

          ATC Private Authorization(s) shall have the meaning given to it in
Section 4.5.

          ATC Required Vote shall have the meaning given to it in Section 4.21.

          ATC Share(s) shall have the meanings given to them in Section 3.1(b).

          ATC Stockholder Approval shall have the meaning given to it in Section 6.12.

          ATC Stockholder Information shall have the meaning given to it in
Section 6.13(b)

          ATC Stockholders Meeting shall have the meaning given to it in Section 6.12.

          ATC's knowledge (or words of similar import) shall mean the actual knowledge of ATC or any ATC director or officer, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate ATC records and after reasonable inquiry of appropriate ATC employees.

          ATS shall have the meaning given to it in the Preamble.

          ATS Assets shall have the meaning given to it in Section 5.4(a).

          ATS Business shall have the meaning given to it in Section 5.4(a).

          ATS Existing Restated Certificate shall have the meaning given to it in Section 2.5.

          ATS Class A Common Stock shall have the meaning given to it in Section 3.1(b).

          ATS Class B Common Stock shall mean the Class B Common Stock, par value $.01 per share, of ATS.

          ATS Common Stock shall have the meaning given to it in Section 3.1(b).

          ATS Conditions shall have the meaning given to it in Section 6.17.

          ATS Disclosure Schedule shall mean the ATS Disclosure Schedule dated as of the date of this Agreement delivered by ATS to ATC.

          ATS Employees shall have the meaning given it in Section 5.13.

          ATS Financial Statements shall have the meaning given to it in Section 5.2

          ATS Governmental Authorizations shall have the meaning given to it in
Section 5.6(a)

          ATS Information Statement shall mean the Information Statement draft, dated December 12, 1997, describing the business of ATS and certain other matters heretofore delivered by ATS to ATC.

          ATS' knowledge (or words of similar import) shall mean the actual knowledge of any director or executive officer of ATS, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate ATS records and after reasonable inquiry of appropriate ATS employees.

          ATS Noncompetition Agreements shall have the meaning given to it in
Section 7.2(i).

          ATS Option(s) shall have the meanings given to those terms in Section 6.10.

          ATS Private Authorizations shall have the meaning given to it in
Section 5.5.

          ATS Private Placement shall mean the issue and sale by ATS of shares of ATS Class A Common Stock to certain officers and directors of ATS (or their Affiliates) for an aggregate consideration of not more than $80.0 million, at a per share price of not less than $9.00, all as described in the ATS Information Statement.

          ATS Prospectus shall have the meaning given to it in Section 6.13(b).

          ATS Registration Rights Agreement shall have the meaning given to it in Section 6.17.

          ATS Registration Statement shall have the meaning given to it in
Section 6.13(a).

          ATS Restated Certificate shall have the meaning given to it in Section 2.5.

          ATS Separation Agreement shall mean the agreement referred to in
Section 6.17 of the CBS Merger Agreement and which shall incorporate the provisions of Section 6.17, 6.18 and 6.19 of the CBS Merger Agreement as they exist on the date hereof or as they may be amended in a manner that does not increase materially the obligations and liabilities of ATS.

          ATS Voting Agreement shall have the meaning give to it in Section
6.11.

          ATSI shall mean American Tower Systems, Inc., a Delaware corporation which is wholly-owned by ATS and which conducts directly or through Subsidiaries substantially all of the ATS Business and owns directly or through Subsidiaries substantially all of the ATS Assets.

          Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable Person, whether domestic or foreign, including without limitation the FCC.

          Benefit Arrangement shall mean, with respect to any Person, any material benefit arrangement that is not a Plan, including (a) any employment or consulting agreement, (b) any arrangement providing for insurance coverage or workers' compensation benefits, (c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, (f) any deferred compensation plan, and (g) any compensation policy and practice, but only to the extent that it covers or relates to any officer, employee, individual or Entity involved in the ownership and operation of the assets of such Person or the conduct of the business of such Person.

          CBS Merger shall mean the merger of R Acquisition Corp. ("CBS Sub"), a Delaware subsidiary wholly-owned by CBS Corporation (formerly Westinghouse Electric Corporation), a Pennsylvania corporation ("CBS"), with and into ARS, on the terms set forth in an Agreement and Plan of Merger, dated as of September 19, 1997, by and among ARS, CBS and CBS Sub, as the same has heretofore been amended or as it may from time to time be hereafter amended, modified, supplemented and restated in a manner that does not increase materially the obligations and liabilities of ATS (as so amended, modified, supplemented and restated, the "CBS Merger Agreement").

          Certificate shall have the meaning given to it in Section 3.1(i).

          Certificate of Merger shall have the meaning given to it in Section
2.3.

          Claims shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

          Closing shall have the meaning given to it in Section 2.2.

          Closing Date shall have the meaning given to it in Section 2.2.

          COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

          Code shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

          Collateral Documents shall mean the ATC Affiliate Agreements, the ATS Information Statement, the ATS Prospectus, the ATS Registration Rights Agreement, the ATS Registration Statement, the ATS Restated Certificate, the ATS Voting Agreement, the Certificate of Merger and any other agreement, certificate, contract, instrument, notice, opinion or other document delivered pursuant to the provisions of this Agreement.

          Commission shall mean the Securities and Exchange Commission and shall include any successor Authority.

          Confidential Information shall have the meaning given to it in Section 6.1(a).

          Continued Employees shall have the meaning given to it in Section 6.9(b).

          Contract, Contractual Obligation shall mean, with respect to any Person, any agreement, arrangement, commitment, contract, covenant, indemnity, undertaking or other obligation or liability which involves the ownership or operation of the assets of such Person or the conduct of the business of such Person.

          Control (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

          Convertible Securities shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

          DCL shall have the meaning given to it in Section 2.1.

          Distribution shall mean, with respect to any Person, (a) the declaration or payment of any dividend (except dividends payable in common stock of such Person) on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a Subsidiary, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person, and (c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person.

          D&O Questionnaire shall have the meaning given to it in Section
6.8(c).

          Effective Time shall have the meaning given to it in Section 2.3.

          Employment Arrangement shall mean, with respect to any Person, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty
(30) days without liability, penalty or payment of any kind by such Person or any Affiliate), or providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership or operation of the assets or the conduct of the business of such Person.

          Encumber shall mean to suffer, accept, agree to or permit the imposition of a Lien.

          Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

          Environmental Law shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other chemicals or industrial pollutants, substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign, Laws, and the rules and regulations promulgated thereunder as in effect on the date hereof or on the Closing Date, as applicable, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

          Environmental Permit shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

          ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

          ERISA Affiliate shall mean, with respect to any Person, any individual or Entity that is treated as a single employer with such Person under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

          Event shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

          Exchange Act shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

          Exchange Ratio shall have the meaning given to it in Section 3.1(b).

          FCA shall mean the Communications Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

          FCC shall mean the Federal Communications Commission and shall include any successor Authority.

          Final Order shall mean, with respect to any Authority, including without limitation the FCC, one with respect to which no appeal, no stay, no petition or application for rehearing, reconsideration, review or stay, whether on motion of the applicable Authority or other Person or otherwise, and no other Legal Action contesting such consent or approval, is in effect or pending and as to which the time or deadline for filing any such appeal, petition or application or other Legal Action has expired or, if filed, has been denied, dismissed or withdrawn, and the time or deadline for instituting any further Legal Action has expired.

          Fully-Diluted Basis shall mean, when applied to the ATC Common Stock or the ATS Common Stock, the total number of shares of the issuer of such stock that are outstanding as of the date of determination plus, without duplication, the total number of all shares issuable in respect of securities convertible into or exchangeable for ATC Common Stock or ATS Common Stock (excluding the ATS Common Stock that may be issued upon exchange of membership interests issued in Communications System Development, LLC, but including in both Convertible Securities), as the case may be, or issuable upon exercise of stock appreciation rights or options, warrants and other irrevocable rights to purchase or subscribe for ATC Common Stock or ATS Common Stock, as the case may be, including Option Securities. Without limiting the foregoing, the parties agree that, if the Tower Distribution occurs before the CBS Merger, the term "Fully-Diluted Basis" would take into account any Convertible Securities or Option Securities that ATS or the Surviving Corporation may be required to issue upon consummation of the Merger.

          GAAP shall mean generally accepted accounting principles applied on a consistent basis, (i) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, and (ii) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines that otherwise arise by custom for the particular industry, all as the same shall exist on the date of this Agreement.

          Gearon Transaction shall mean the merger of Gearon & Co., Inc., a Georgia corporation ("Gearon"), with and into ATSI, pursuant to an Agreement and Plan of Merger (the "Gearon Merger Agreement"), dated as of November 21, 1997, by and among ATS, ATSI, Gearon and J. Michael Gearon Jr., as the same has may from time to time be hereafter amended, modified, supplemented and restated in a manner which would not have any significant adverse effect on ATS (as so amended, modified, supplemented and restated, the "Gearon Merger Agreement").

          Governmental Authorizations shall mean, with respect to any Person, all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including without limitation the United States Forest Service and the Federal Aviation Administration, in connection with the ownership or operation of the assets or the conduct of the business of such Person.

          Governmental Filings shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

          Hart-Scott-Rodino Act shall mean the Hart-Scott-Rodino Improvement Act of 1976, as from time to time in effect, or any successor law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

          Hazardous Materials shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law, (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority pursuant to any Environmental Law; (d) the presence of which on the real property owned or leased by such Person causes or threatens to cause a nuisance upon any such real property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such real property; or (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radioactive material, lead, asbestos or asbestos-containing materials, or urea formaldehyde foam insulation.

          Indebtedness shall mean, with respect to any Person, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) to the extent not otherwise included, all Contractual Obligations of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

          Indebtedness for Money Borrowed shall mean, with respect to any Person, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, the maximum amount currently or at any time thereafter available to be drawn under all outstanding letters of credit issued for the account of such Person, all Indebtedness upon which interest charges are customarily paid by such Person, and all Indebtedness (including capitalized lease obligations and purchase money Indebtedness) issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for Money Borrowed, but shall not include (a) trade payables, (b) expenses accrued in the ordinary course of business, (c) customer advance payments and customer deposits received in the ordinary course of business, or (d) conditional sales agreements not prohibited by the terms of this Agreement.

          Indemnified Party shall have the meaning given to it in Section
6.8(b).

          Intangible Assets shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means, and shall include, without limitation, concessions, copyrights, franchises, license, patents, permits, service marks, trademarks, trade names, and applications with respect to any of the foregoing, technology and know-how.

          Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal precedent; or
(c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

          Lease shall mean any lease of property, whether real, personal or mixed, and all amendments thereto.

          Legal Action shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

          Lien shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

          Material Adverse Effect shall mean, with respect to ATC or ATS, any Event which is reasonably likely, in the reasonable business judgment of the relevant party, to be expected to (a) materially and adversely affect the validity or enforceability of this Agreement or the likelihood of consummation of the Merger, or (b) materially and adversely affect the business, operations, management, properties or prospects, or the condition, financial or other, or results of operation of ATC and its Subsidiaries taken as a whole or ATS and its Subsidiaries taken as a whole, as applicable, or (c) materially impair ATC's or ATS' ability to fulfill its obligations under the terms of this Agreement, or
(d) materially and adversely affect the aggregate rights and remedies of the other party (other under this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, any Event generally affecting the economy or the tower communications business shall not be deemed to have a Material Adverse Effect.

          Material Agreement shall mean, with respect to any Person, any Contractual Obligation (other than Contractual Obligations under Contracts governing the lease or rental of tower spaces to third-party customers) which (a) involves the purchase, sale or lease of goods or materials, or purchase of services, whether in or outside of the ordinary course of business (including, without limitation, acquisitions of communications towers or tower businesses), that individually involves a purchase price in excess of $2,000,000, (b) involves a capitalized lease obligation or Indebtedness for Money Borrowed in excess of $1,000,000, (c) involves a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement pursuant to which such Person or its Subsidiaries made payments in excess of $1,000,000 during the preceding twelve-month period, (d) accounted for more than 3% of the revenues of the business of such Person in any of the three fiscal years or is likely to account for more than 3% of the revenues of the business of such Person during the current fiscal year, (e) involves the management by such Person of more than ten (10) communication towers for any other Person, (f) is a partnership, limited liability company or other joint venture, (g) grants any Person the exclusive right to represent ATS and its Subsidiaries of ATC and its Subsidiaries, as the case may be, with respect to brokering tower transactions, or marketing tower space or administering tower or
(h) limits the freedom to compete in any line of business or to conduct business in any geographic location.

          Merger shall have the meaning given to it in the first Whereas paragraph.

          Merger Consideration shall have the meaning given to it in Section 3.1(b).

          Multiemployer Plan shall mean a Plan which is a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

          Nasdaq shall have the meaning given to it in Section 3.1.

          Option Securities shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

          Organic Document shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

          Permitted Liens shall mean (a) Liens for current taxes not yet due and payable, (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as, individually or in the aggregate, do not materially detract from the value, or materially interfere with the present use, of the ATC Assets or the ATS Assets, as the case may be, or otherwise materially impair the conduct of the ATC Business or the ATS Business, as the case may be, and (c) such other Liens as are permitted by the provisions of this Agreement to be in place on the Closing Date.

          Person shall mean any natural individual or any Entity.

          Plan shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee, individual or Entity involved in the ownership and operation of the assets of such Person or the conduct of the business of such Person.

          Preferred Stock Merger consideration shall have the meaning given to it in Section 3.1(d).

          Private Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to Intangible Assets.

          Regulations shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

          Representatives shall have the meaning given to it in Section 6.1(a).

          Restricted Information shall have the meaning given to it in Section 6.1.

          Restricted Transaction shall mean any (i) acquisition or agreement to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets (other than in the ordinary course of business which for purposes of this definition does not include the acquisition of communications sites and related assets and other business involved in the communications sites industry or the construction of communications towers and related assets), or (ii) any undertaking or agreement to undertake the construction of one or more communications towers.

          Securities Act shall mean the Securities Act of 1933, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

          Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities, including, without limitation, contingent and unliquidated liabilities, of such Person, (ii) such Person is able to pay all liabilities of such Person as they mature, and (iii) such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, "indebtedness" shall mean any liability on a claim, and "claim" shall mean (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured, or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          Subsidiary shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

          Surviving Corporation shall have the meaning given to it in Section
2.1.

          Tax (and "Taxable", which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

          Tax Return or Returns shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

          Taxing Authority shall mean any Authority responsible for the imposition of any Tax.

          Termination Date shall mean May 31, 1998 or such other date as the parties may, from time to time, mutually agree.

          Transactions shall mean the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, including without limitation the Merger and the execution, delivery and performance of the Collateral Documents.

          Tower Distribution shall mean the pro rata distribution by ARS to each ARS common stockholder of a umber of shares of ATS Common Stock such that, after giving to such distribution, (i) immediately prior to the Merger, such ARS common stockholder will own the same percentage of ATS as it owned of ARS determined as if all Convertible Securities of ARS had been so converted and all Option Securities of ARS had ben exercised, (ii) neither ARS nor any of its Subsidiaries owns any capital stock in ATS or its Subsidiaries, other than shares of ATS Common Stock (a) required to satisfy ARS Convertible Securities and ARS Option Securities in the manner contemplated by the CBS Merger Agreement or (b) owned with respect to (x) shares of ARS Common Stock as to which appraisal rights have been asserted as a consequence of the Tower Distribution or (y) ARS Option Securities which have been converted to ATS Option Securities, and (iii) the Tower Distribution will have been made in all material respects in accordance with Applicable Law including Federal securities laws.